UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Collective Brands, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3231 Southeast Sixth Avenue
Topeka, Kansas 66607

April 16, 2008

Dear Fellow Stockholder,

On behalf of the Board of Directors and Management of Collective Brands, Inc., I cordially invite you to attend the Annual Meeting of Stockholders to be held at the Collective Brands, Inc. Worldwide Headquarters, at 3231 Southeast Sixth Avenue, Topeka, Kansas on Thursday, May 22, 2008, at 10:00 a.m., Central Daylight Saving Time. At the meeting, you will hear a report on the Company’s progress during fiscal 2007, our strategies for the future, and have a chance to meet the Company’s directors and executives. In addition, we will conduct the following business:

I.	Elect three directors, each for a three-year term;

II.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the 2008 fiscal year; and

III.	Conduct other business, if properly raised.

In the following pages you will find the formal notice of the meeting and the proxy statement. The proxy statement provides more detail about the agenda and procedures for the meeting and includes biographical information about the director candidates. The Company’s Annual Report for the fiscal year ended February 2, 2008 is also enclosed.

Even if you only own a few shares, we want your shares to be represented at the meeting. I encourage you to vote via telephone or the Internet. Voting by telephone or the Internet is fast and convenient. More importantly, voting by telephone or the Internet saves the Company money. If you prefer, you can sign, date and return your proxy card promptly in the enclosed envelope. To attend the meeting in person, please follow the instructions on page 1.

Thank you for your investment in Collective Brands, Inc.

Sincerely,

Matthew E. Rubel
Chief Executive Officer and President

DIRECTIONS TO COLLECTIVE BRANDS, INC. WORLDWIDE HEADQUARTERS

The Pozez Auditorium is located at the Collective Brands, Inc. Worldwide Headquarters at 3231 Southeast Sixth Avenue, Topeka, Kansas.

Parking is available for you in the visitor’s parking lot. From the parking lot, you may enter the Collective Brands Worldwide Headquarters from the visitor’s entrance.

Collective Brands, Inc. via I-70 Eastbound Carnahan / Deer Creek Trafficway Exit 364B.

Exit 364B Carnahan / Deer Creek Trafficway and turn left (north) towards Southeast Sixth Avenue, approximately .7 miles.

Collective Brands, Inc. via I-70 Westbound Carnahan / Deer Creek Trafficway Exit 364B.

Exit 364B Carnahan / Deer Creek Trafficway and turn right (north) towards Southeast Sixth Avenue, approximately .6 miles.

NOTICE OF COLLECTIVE BRANDS, INC. ANNUAL MEETING OF STOCKHOLDERS

Date:
          May 22, 2008

Time:
          10:00 a.m., Central Daylight Saving Time

Place:

Collective Brands, Inc. Worldwide Headquarters Pozez Auditorium 3231 Southeast Sixth Avenue Topeka, Kansas

Purposes:

I.	Elect three directors, each for a three-year term;
II.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the 2008 fiscal year; and
III.	Conduct other business, if properly raised.

Who may vote?

Only stockholders of record on April 4, 2008, may vote.

Your vote is important. I encourage you to vote via telephone or the Internet. Voting by telephone or the Internet is fast and convenient. More importantly, voting by telephone or the Internet saves the Company money. If you prefer, you can sign, date and return your proxy card promptly in the enclosed envelope. If you attend the meeting, you may revoke your proxy and vote in person, if you wish to do so.

Michael J. Massey
Secretary

April 16, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2008

The Proxy Statement related to our 2008 Annual Meeting of Stockholders and our Annual Report on Form 10-K for the year ended February 2, 2008 are available on our website at http://www.collectivebrands.com by selecting Investor Relations.

PROXY STATEMENT

What are the purposes of this meeting?

The purposes of this meeting are to (i) elect three directors each for a three-year term; (ii) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the 2008 fiscal year; and (iii) conduct other business, if properly raised.

Who may vote?

Stockholders of Collective Brands, Inc., a Delaware corporation (“Collective Brands” or the “Company”), as recorded in our stock register on April 4, 2008, may vote at the meeting.

How to vote?

Proxies may be submitted via telephone by calling toll free 1-800-652-VOTE (8683), the Internet at www.investorvote.com or by United States mail. Also, you may vote in person at the meeting. We recommend you vote by proxy even if you plan to attend the meeting. If you attend the meeting, you may revoke your proxy and vote in person, if you wish to do so.

How do proxies work?

The Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for or withhold voting authority with respect to each director candidate. You also may vote for, against or abstain from voting on the other proposal. If you sign and return the enclosed proxy card, but do not specify how to vote, we will vote your shares in favor of our director candidates and in favor of Management’s proposal.

Why did I receive multiple proxy cards?

You may receive more than one proxy or voting instruction card depending on how you hold your shares. You will receive a proxy card for shares registered in your name. Collective Brands employees will also receive voting instruction cards for shares allocated to them under the Company’s profit sharing plans. If you hold shares through someone else, such as a stockbroker, you may also get material from them asking how you want to vote. Please vote each proxy or voting instruction card.

How do I revoke my proxy?

You may revoke your proxy before it is voted by submitting a new proxy card with a later date or subsequently voting via telephone or the Internet. Record holders may also revoke their proxy by voting in person at the meeting or by notifying the Company’s Secretary in writing at the address listed under “Questions” on page 42.

What is a quorum?

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either in person or by proxy. Shares owned by Collective Brands affiliated companies are not voted and do not count for this purpose.

How many votes are needed?

The director candidates receiving the most votes will be elected to fill the seats on the Board. The other proposal of management will pass if a majority of the votes are in favor of it. We count abstentions and broker non-votes to determine if a quorum is present, but not to determine if a proposal passes. When a broker returns a proxy, but does not have authority to vote on a particular proposal, we call it a “broker non-vote.”

Who may attend the meeting?

Only stockholders, their proxy holders and the Company’s guests may attend the meeting. An admission ticket is included with your proxy card. Please bring the admission ticket with you to the meeting.

If you hold your shares through someone else, such as a stockbroker, send proof of your ownership to the Secretary at the address listed under “Questions” on page 42, and we will send you an admission ticket. Alternatively, you may bring proof of ownership with you to the meeting. Acceptable proof could include an account statement showing that you owned Collective Brands shares on April 4, 2008.

This Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about April 16, 2008.

PROPOSAL I: ELECTION OF DIRECTORS

Proposal I on the accompanying proxy card.

Directors and Nominees for Director

The Board currently consists of ten Directors, divided into three classes, serving staggered terms. Six of the Company’s current Directors are serving in two classes with terms that continue beyond the Annual Meeting, and they are not subject to election at the Annual Meeting. Four of the Company’s Directors who served in the preceding year, Messrs. Howard R. Fricke, Robert F. Moran, and Matthew E. Rubel and Ms. Judith K. Hofer, serve in a class with a term that expires at the 2008 Annual Meeting of Stockholders. Mr. Howard R. Fricke is retiring as a Director at the end of his current term. Concurrent with Mr. Fricke’s retirement, the Board intends to decrease its size to nine Directors. Messrs. Rubel and Moran and Ms. Hofer are the nominees of the Board for reelection at the Annual Meeting of Stockholders. If elected at the Annual Meeting, Messrs. Rubel and Moran and Ms. Hofer will serve a term of three years that will expire at the Annual Meeting of Stockholders to be held in the year 2011, or until a successor is elected and qualified.

Messrs. Daniel Boggan Jr., Michael A. Weiss, and Robert C. Wheeler have terms expiring at the 2010 Annual Meeting of Stockholders. Messrs. John F. McGovern and D. Scott Olivet, and Ms. Mylle H. Mangum have terms expiring at the 2009 Annual Meeting of Stockholders.

Each nominee has consented to being named as a nominee and to serve as a Director, if elected. If any nominee should subsequently become unavailable for election, the holders of proxies may, in their discretion, vote for a substitute or the Board may reduce the number of Directors to be elected.

     Directors Subject to Election:

JUDITH K. HOFER is 68 years old and has served as a consultant for The May Department Stores Company since 2002. From 2000 to 2002, Ms. Hofer served as President and CEO of May Merchandising Corporation. From 1978 to 2000, Ms. Hofer served in a number of positions of increasing responsibility with The May Department Stores Company and its various subsidiaries, including: President & CEO, Filene’s (1996-2000); President and CEO, Meier & Frank (1988-1996 and 1981-1983); President & CEO, Famous-Barr Company (1986-1988); President & CEO and President & COO, May Company, California (1983-1986). Ms. Hofer serves as a director of Viad Corporation and MoneyGram International, Inc. Ms. Hofer has served as a Director of Collective Brands since July 2004.

ROBERT F. MORAN is 57 years old and has served as President and Chief Operating Officer of PetSmart, Inc. since December 2001. He joined PetSmart in July 1999 as president of North American stores. Mr. Moran served as President of Toys R Us, Ltd., Canada from 1998 to June 1999. Prior to that, he spent 20 years with Sears, Roebuck and Company in a variety of financial and merchandising positions, including President and Chief Executive Officer of Sears de Mexico. He was also Chief Financial Officer and Executive Vice President of Galerias Preciados of Madrid, Spain from 1991 through 1993. Mr. Moran serves as a director of Medical Management International, Inc. (a privately held company), PetSmart Charities, Inc. and the Retail Industry Leaders Association. Mr. Moran has served as a Director of Collective Brands since March 2007.

MATTHEW E. RUBEL is 50 years old and has served as Chief Executive Officer and President of Collective Brands since July 18, 2005. Prior to joining the Company, Mr. Rubel was Chairman and Chief Executive Officer for Cole Haan from 1999 to July 2005. He served as Executive Vice President, J. Crew Group and Chief Executive Officer of Popular Club Plan from 1994 to 1999, and in November 1998, led the sale of Popular from J. Crew to Fingerhut. While at J. Crew Group, Mr. Rubel was responsible for all licensing and international activities as well as brand marketing and served on its Group Executive Committee. Mr. Rubel has also served as President and Chief Executive Officer of Pepe Jeans USA, and President of the Specialty Division of Revlon. He is a member of the Board of Directors of Furniture Brands International, Inc. Mr. Rubel has served as a Director of Collective Brands since July 2005.

THE BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF COLLECTIVE BRANDS COMMON STOCK VOTE IN FAVOR OF THE ABOVE NOMINEES, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

     Continuing Directors:

DANIEL BOGGAN JR. is 62 years old and served as Chief of Staff for Oakland, California, Mayor Ron Dellums from January 2007 until his retirement in July 2007. He served as Director of Business Development of Siebert Branford Shank & Co., LLC from September 2003 until his retirement in March 2006. Mr. Boggan served as Senior Vice President of the National Collegiate Athletic Association (“NCAA”) from 1998 until his retirement in August 2003. He joined the NCAA in 1994 as Group Executive Director for Education Services and served as Chief Operating Officer from January 1996 to August 1998. Prior to his tenure with the NCAA, Mr. Boggan was Vice Chancellor of the University of California from 1986 to 1994, and City Manager of Berkeley, California from 1982 to 1986. Mr. Boggan is currently a member of the Board of Directors of Viad Corporation and The Clorox Company. Mr. Boggan has served as a Director of Collective Brands since September 1997.

MYLLE H. MANGUM is 59 years old and has served as Chief Executive Officer of IBT Enterprises, LLC (formerly International Banking Technologies) since October 2003. Prior to this, Ms. Mangum served as Chief Executive Officer of True Marketing Services, LLC since July 2002. She served as Chief Executive Officer of MMS Incentives, Inc. from 1999 to 2002. From 1997 to 1999 she served as President-Global Payment Systems and Senior Vice President-Expense Management and Strategic Planning for Carlson Wagonlit Travel, Inc. From 1992 to 1997 she served as Executive Vice President-Strategic Management for Holiday Inn Worldwide. Ms. Mangum was previously employed with BellSouth Corporation as Director-Corporate Planning and Development from 1986 to 1992, and President of BellSouth International from 1985 to 1986. Prior to that she was with General Electric. She is a director of Barnes Group, Inc., Emageon, Inc., Matria Healthcare, Inc., Haverty Furniture Companies, Inc., and Decatur First Bank (a privately held company). Ms. Mangum has served as a Director of Collective Brands since November 1997.

JOHN F. MCGOVERN is 61 years old and is the founder, and since 1999, a partner, of Aurora Capital LLC, a private investment and consulting firm based in Atlanta, GA. Prior to founding Aurora Capital, Mr. McGovern served in a number of positions of increasing responsibility at Georgia-Pacific Corporation from 1981 to 1999, including Executive Vice President/Chief Financial Officer from 1994 to 1999. Previously, Mr. McGovern had been Vice President and Director, Forest Products and Package Division of Chase Manhattan Bank. He currently serves as a Director of Genetek, Inc., Maxim Crane Works Holdings, Inc. (a privately-held company) and Neenah Paper, Inc. Mr. McGovern served as a director and officer of ChannelLinx, Inc., which filed bankruptcy subsequent to his resignation. Mr. McGovern has served as a Director of Collective Brands since June 2003.

D. SCOTT OLIVET is 46 years old and has served as Chief Executive Officer and Director of Oakley, Inc. since October 2005. From August 2001 to September 2005, he served as Nike Inc.’s Vice President, Nike Subsidiaries and New Business Development where he led, developed and executed the company’s multi-branding strategy including the Cole Haan, Converse, Hurley, Starter and Bauer-Nike Hockey brands. Prior to Nike, Mr. Olivet served as The Gap, Inc.’s Senior Vice President of Real Estate, Store Design and Construction, responsible for the Gap, Banana Republic and Old Navy brands from 1998 to 2001. He worked with Bain & Company from 1984 to 1998, serving as a partner and head of the firm’s worldwide practice in organizational effectiveness and change management from 1993 to 1998. Mr. Olivet currently serves as a director of Oakley, Inc. He has served as a Director of Collective Brands since September 2006.

MICHAEL A. WEISS is 66 years old and has served as the President and Chief Executive Officer of Express LLC, a privately held company, since July 2007. He previously served in such capacity from 1997 to 2004 when the company was a subsidiary of Limited Brands, Inc. Mr. Weiss joined Limited in 1981 and served in a number of positions of increasing responsibility including Vice Chairman from 1993 to 1997 and President of Express from 1982 to 1993. Previously, he had been General Manager for Trousers Up, a subsidiary of Apparel Industries, Inc., and Merchandise Manager for Casual Corner Group, Inc. Mr. Weiss began his career at Abraham & Straus, a subsidiary of Federated Department Stores. Mr. Weiss is a director of Borders Group, Inc. Mr. Weiss has served as a Director of Collective Brands since January 2005.

ROBERT C. WHEELER is 66 years old and has served as President of Hill’s Pet Nutrition, Inc. since 1981. He assumed the title of Chairman and Chief Executive Officer in June 1996. From 1987 to 1992, he served as Vice President of Colgate-Palmolive Company and has been a Corporate Officer since 1992. Mr. Wheeler currently serves as a director of The Security Benefit Group of Companies. Mr. Wheeler has served as a Director of Collective Brands since September 2001.

     Retiring Director:

HOWARD R. FRICKE is 72 years old and has served as the non-executive Chairman of the Board of Collective Brands since his election to the position in July 2005. Mr. Fricke served as Secretary of Commerce for the State of Kansas from September 2004 until December 31, 2006, and also served as Secretary of Administration from December 2002 to September 2004. Mr. Fricke served as Chairman of the Board of The Security Benefit Group of Companies (“Security Benefit”) from 1988 until his retirement in December 2005. He served as President and Chief Executive Officer of Security Benefit from 1988 to January 2001. Mr. Fricke is a registered principal of the National Association of Securities Dealers. He retired from the Board of Directors of Security Benefit and First Security Benefit Life Insurance and Annuity Company of New York in June 2007. Mr. Fricke was formerly a director of UMB Financial Corporation and ONEOK, Inc. He served as Lead Director for Collective Brands from May 2003 to July 2005. Mr. Fricke has served as a Director of Collective Brands since April 1996.

Charters and Corporate Governance Principles

At its February 2008 meeting, the Board of Directors reviewed its charter and amended its governance guidelines for the Company and the Board. The full text of the Company’s governance guidelines, and the charters for the Board, Audit and Finance Committee and the Compensation, Nominating and Governance Committee are each posted on the Company’s investor relations website at www.collectivebrands.com and will also be provided free of charge to any stockholder requesting a copy by writing to: Collective Brands, Inc., Attn: Investor Relations Department, 3231 SE 6th Avenue, Topeka, Kansas 66607.

     Purpose of the Board of Directors

The business of Collective Brands is managed under the direction of the Board. The purpose of the Board is to oversee Management’s conduct of the Company’s business.

     Board Responsibilities

The Board’s responsibilities (acting as a whole and through its standing committees) include:

•	Reviewing Management’s determination of objectives, strategies, policies and plans for the Company.

•	Electing, monitoring, evaluating, compensating and, if necessary, replacing the Chief Executive Officer and other senior executives.

•	Reviewing Management’s plans for guarding and preserving the Company’s assets including intangibles such as the Company’s reputation and maintaining a reservoir of successor management talent.

•	Reviewing and approving equity and incentive compensation plans, and plans for major changes in the senior corporate organizational structure.

•	Reviewing and approving Management’s strategic and business plans and conducting continuing appraisals of Management’s performance against established plans and objectives.

•	Through the Audit and Finance Committee, recommending outside auditors for ratification by stockholders.

•	Reviewing and approving strategic business plans, major transactions, changes in corporate financial structure affecting balance sheet items, financial plans, objectives and actions, including significant capital allocations and expenditures.

•	Designating and appointing members of committees of the Board, establishing appropriate limits of authority, and receiving reports from such committees and reviewing and approving such committee’s recommendations where necessary.

•	Reviewing Management’s recommendations for maintenance and revision of the Company’s Certificate of Incorporation and By-laws.

•	Reviewing the Compensation, Nominating and Governance Committee’s recommendations for perpetuation of a sound Board through planned and orderly recruitment activities, regular election and the filling of interim vacancies.

     Board Organization

The Board consists of a substantial majority of independent directors who the Board has determined meet the New York Stock Exchange’s (the “NYSE”) definition of independence. Currently, Mr. Rubel is the only director that does not meet the NYSE’s definition of independence. Mr. Howard R. Fricke currently serves as the non-executive Chairman of the Board. At the Annual Meeting of Stockholders, Mr. Fricke will retire as Chairman of the Board. The non-executive Chairman of the Board is elected annually at the Board meeting immediately following the Annual Meeting of Stockholders.

The Board currently maintains three standing committees: (i) the Executive Committee, (ii) the Audit and Finance Committee, and (iii) the Compensation, Nominating and Governance Committee. The Audit and Finance and the Compensation, Nominating and Governance Committees are each comprised entirely of independent directors. Assignments to, and chairs of, the committees are recommended by the Compensation, Nominating and Governance Committee and selected by the Board. All committees regularly report to the Board on their activities. The Board may, from time to time, establish certain other committees to act on behalf of the Board of Directors.

     Board Operation

The Board generally has six regularly scheduled meetings per year. Audit and Finance and Compensation, Nominating and Governance Committee meetings are normally held in conjunction with Board meetings. The Board and committee chairs are responsible for conducting meetings and informal consultations in a fashion that encourages informed, meaningful and probing deliberations. Directors generally receive the agenda and materials in advance of meetings and may ask for additional information from, or meet with, senior executives at any time.

Board Advisors

The Board and its committees (consistent with their respective charters) may retain their own advisors as they determine necessary to carry out their responsibilities.

Board Evaluation

The Compensation, Nominating and Governance Committee coordinates an annual evaluation process of the Board and the performance and procedures of each of the Board’s standing committees. Each committee annually performs a self evaluation and a review of the adequacy of its charter.

Selection of Directors

The Board is responsible for selecting nominees for Board membership, and establishing criteria for identifying potential nominees. For more information regarding the Director nomination process, including nominations by stockholders, see “Committees of the Board — the Compensation, Nominating and Governance Committee” and “About Shareholder Proposals and Nominations for Our 2009 Annual Meeting.” In recommending candidates for election to the Board, the Compensation, Nominating and Governance Committee considers the following criteria:

•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;

•	Ability and willingness to commit adequate time to Board and committee matters;

•	The fit of the individual’s skills and personality with those of other Directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company;

•	Diversity of viewpoints, background, experience and other demographics; and

•	A commitment to represent the Company’s stockholders as a whole.

Independence of Directors and Nominees for Director

The Board annually reviews and determines the independence of Directors. The Board also reviews and determines the independence of nominees for Director. No Director nominee or Director is considered independent unless the Board determines that he or she has no material relationship with the Company either directly, as a partner, stockholder or affiliate of an organization that has a material relationship with the Company, or indirectly. The Board has adopted categorical independence standards consistent with the New York Stock Exchange listing guidelines to evaluate the materiality of any such relationship. The Board has determined that each of the nominees for Director standing for election at the 2008 Annual Meeting, other than Mr. Rubel, is independent of the Company. The Board has made this determination based on the following:

•	No nominee for Director is or has been an officer or employee of the Company or its subsidiaries or affiliates since the Company’s spin-off from The May Department Stores Company;

•	No nominee for Director has an immediate family member who is an officer of the Company or its subsidiaries or has any current or past material relationship with the Company;

•	No nominee for Director has worked for, consulted with, been retained by, or received anything of substantial value from the Company aside from his or her compensation as a Director;

•	No nominee for Director is, or was within the past five years employed by the independent auditors for the Company;

•	No executive officer of the Company serves on the compensation committee of any corporation that employs a nominee for Director or a member of the immediate family member of any nominee for Director;

•	No nominee for Director other than Mr. Rubel is an executive officer of any entity which the Company’s annual sales to or purchases from exceeded one percent of either entity’s annual revenues for the last fiscal year; and

•	No nominee for Director other than Mr. Rubel serves as a director, trustee, executive officer or similar position of a charitable or non-profit organization to which the Company or its subsidiaries made charitable contributions or payments in fiscal year 2007 in excess of $5,000.00.

Additionally, in March 2008, the Board reviewed a summary of each Director’s response to a questionnaire asking about their (and their immediate family members’) relationships with the Company and other potential conflicts of interest, as well as material provided by management regarding transactions, relationships or arrangements between the Company and the Directors or parties related to the Directors. The Board determined that all Directors other than Mr. Rubel are independent, and that the members of the Audit and Finance Committee and the Compensation, Nominating and Governance Committee are also independent.

Communications with the Board of Directors

The Board believes that Management speaks for the Company. The Board and individual members of the Board may, from time to time, meet or otherwise communicate with various constituencies. It is expected, however, that Board members will speak for the Company only with the knowledge of Management and, in most instances, at the request of Management. Stockholders and other interested parties may contact non-management members of the Board by sending written correspondence to the Director at the following address:

, Director
Collective Brands, Inc.
c/o Secretary
3231 Southeast Sixth Avenue
Topeka, KS 66607

The Secretary will review and forward such correspondence to the Board members. The Secretary will also direct inquiries most properly addressed by other departments, such as customer service or accounts payable, to those departments to ensure that the inquiries are responded to in a timely manner. Any inquiry that presents a matter relevant to accounting, audit or internal controls, or similar issues that is not addressed to a specific Director, will be forwarded to the Chairman of the Audit and Finance Committee.

Meetings of the Board

Meetings of the Board.  The Board of Directors of the Company held a total of eight meetings during fiscal 2007. No Director attended less than 75% of the aggregate of (i) the total number of Board meetings held during the period for which such Director held such office, and (ii) the total number of meetings held by all Board committees on which such Director served during the periods that such Director served on such committee.

While the Board of Directors understands that there may be situations that prevent a Director from attending an Annual Meeting of Stockholders, the Board strongly encourages all Directors to make attendance at all Annual Meetings of Stockholders a priority. Nine of the Company’s ten continuing Directors attended the Company’s Annual Meeting of Stockholders held on May 24, 2007.

Board Compensation

Director Compensation.  Management Directors are not entitled to additional compensation for their service as Director or for attendance at Board, committee or annual stockholder meetings. The following table explains the key components of non-management Director compensation, which is based on a Board year basis that runs from one Annual Meeting of Stockholders until the next Annual Meeting of Stockholders.

ELEMENTS OF COMPENSATION

2007 Board Year

Annual Cash Retainer	$50,000
Annual Stock Retainer	$50,000
Meeting Fees (per meeting attended):
Board Meeting	$1,500
Committee Meeting	$1,000
Committee Chairperson Retainer(1):
Audit and Finance	$25,000
Compensation, Nominating and Governance	$20,000
Non-Executive Chairman Retainer	$50,000
Reimbursement for expenses attendant to Board membership	Yes

(1)	The committee chairperson retainers were increased from $10,000 per Board year, effective with the November 2007 Board meeting, in conjunction with the non-management Director compensation review.

The annual cash retainer, committee chairperson retainer and non-executive chairman retainer are each earned (or vest, if deferred) in one-fifth increments on the date of each regular meeting of the Board following the Annual Meeting of Stockholders. Annual Retainers for any Director elected subsequent to the Annual Meeting of Stockholders are prorated.

In July 2007, the Board engaged The HayGroup, Inc. (“HayGroup”), to review the non-management Director compensation program relative to the Company’s retail peer group of 20 companies and to the Institutional Shareholder Services (ISS) director compensation database. The ISS data used for the analysis included

462 companies across all industries with sales between $1.5 billion and $7.0 billion and median sales of $2.9 billion. HayGroup concluded that the Company’s overall competitive positioning was as follows:

•	Annual board retainer was at the 75th percentile of the retail and ISS peer groups

•	Total cash compensation was above median for the retail and ISS peer groups

•	Annual equity compensation and total compensation were below the 25th percentile of the retail peer group and between the 25th and 50th percentile of the ISS peer group

Regarding committee chairperson retainers, HayGroup concluded that:

•	The Audit and Finance Committee chairperson retainer was at the 25th percentile of the retail peer group and at the median of the ISS peer group

•	The Compensation, Nominating and Governance Committee chairperson retainer was between the 25th and 50th percentile of the retail peer group and at the 75th percentile of the ISS peer group.

Regarding stock ownership guidelines, HayGroup reported that:

•	Non-management director stock ownership guidelines typically range from three to five times the annual cash retainer (the Company’s multiple is 4x)

•	Ten of the Company’s retail peer group companies have disclosed stock ownership guidelines

HayGroup recommended that the Company’s committee chairperson retainers and annual stock grant be increased in value. In light of HayGroup’s recommendations as well as the increased scope and complexity of the committee chairperson roles, the Compensation, Nominating and Governance Committee (the “CN&G Committee”) in November 2007 approved increases in the committee chairperson retainers as described in the previous table. The CN&G Committee deferred a decision on the annual stock grant value until the conclusion of the 2007 Board year.

The 2007 Board-year stock portion of each non-management Director’s annual retainer was paid in 1,472 restricted shares of Collective Brands Common Stock granted on May 24, 2007. The number of shares granted to each Director was determined based upon the closing share price on the date of the Annual Meeting of Stockholders, or their date of election, if not elected at the Annual Meeting of Stockholders. The restricted stock portion of the annual retainer vests on May 1 following the grant date. All shares of Collective Brands Common Stock granted to non-management Directors are subject to restrictions on transferability. Under these restrictions, Directors cannot transfer the shares granted to them until they cease membership on the Board or, if earlier, until the later of six months after they are awarded the grant or the date they have satisfied the stock ownership guidelines of the Company.

Annual stock retainers paid to the non-management Directors are granted under the Company’s Restricted Stock Plan for Non-Management Directors. This plan currently provides for the issuance of not more than 350,000 shares of Collective Brands Common Stock, subject to adjustment for changes in the Company’s capital structure. The Board of Directors believes that the interests of Directors and stockholders are most closely aligned when the Directors themselves are stockholders and, accordingly, maintains Stock Ownership Guidelines for Non-Management Directors. The guidelines stipulate that Directors should hold Collective Brands Common Stock shares equivalent in value to four times the annual cash retainer in effect at the time the guideline is established for each Director. The Board reviews Director ownership levels annually to evaluate progress toward these guidelines. Under the guidelines, Directors may not sell or otherwise transfer any of the shares of Collective Brands stock awarded to them by the Company until the target ownership level under the guideline is achieved. As of the record date, all Directors have met their ownership guidelines.

The Company also maintains a Deferred Compensation Plan for Non-Management Directors that allows each Director to defer receipt of retainers (but not meeting fees) received for services as a Director, whether payable in stock or cash, until after the calendar year in which the Director’s service on the Board ceases. Under this Plan, the Directors may elect to use either Company Stock or the thirty-year Treasury Bill rate on May 1 of each year as the measurement fund for the return on cash payments that are deferred. Directors must use Company Stock as the measurement fund for any Company Stock which is deferred.

The following table reflects the Compensation paid to the Company’s non-management Directors in fiscal 2007.

2007 NON-MANAGEMENT COMPENSATION

	Fees Earned or Paid		All other
	in Cash(1)	Stock Awards (1,2,3)	Compensation(4)	Total
Name of Director	($)	($)	($)	($)
(A)	(B)	(C)	(G)	(H)

Daniel Boggan Jr.	72,000	41,677	—	113,677
Howard R. Fricke	122,000	41,677	—	163,677
Judith K. Hofer	70,000	41,677	—	111,677
Mylle H. Mangum	82,000	41,677	—	123,677
John F. McGovern	90,000	41,677	—	131,677
Robert F. Moran	58,000	37,832	—	95,832
Michael E. Murphy(5)	30,500	16,343	—	46,843
D. Scott Olivet	69,000	41,514	—	110,514
Michael A. Weiss	67,500	41,677	—	109,177
Robert C. Wheeler	70,000	41,677	—	111,677

(1)	Includes fees earned that were deferred under the Non-Management Deferred Compensation Plan.

(2)	Values reflect the fair market value dollar amount that would be required to be recognized for financial statement purposes for services provided by Directors in 2007 computed in accordance with FAS 123R. The grant date fair value of the May 24, 2007, Stock Award was $50,000 (1,472 shares). Mr. Murphy did not receive a 2007 Stock Award due to his retirement.

(3)	Total shares not vested as of February 2, 2008, for each Director, including those shares that have been deferred were:

Director	Shares Outstanding as of 2/2/08

Boggan	1,472
Fricke	1,472
Hofer(b)	1,872
Mangum	1,472
McGovern(a)	1,672
Moran	1,472
Murphy(5)	—
Olivet	1,472
Weiss(b)	1,872
Wheeler	1,472

(a)	Includes 200 shares from the initial grant made in 2003 upon joining the Board

(b)	Includes 400 shares from the initial grant made in 2004 upon joining the Board

(4)	On occasion, Directors receive footwear and other items of nominal value that may be considered perquisites. In 2007, the value of all such items did not exceed $10,000 for any individual Director.

(5)	Mr. Murphy retired from the Board on May 24, 2007.

Committees of the Board

     Executive Committee.

Members, Authority and Meetings.  The Executive Committee is composed of the Chief Executive Officer (“CEO”), the non-executive Chairman of the Board, the chairperson of the Audit and Finance Committee and the chairperson of the Compensation, Nominating and Governance Committee. The CEO serves as the Executive Committee’s chairperson. The Executive Committee may exercise all the powers of the Board but does not have the power to (i) approve or adopt, or recommend to the Company’s stockholders, any matter expressly required by

Delaware law to be submitted to stockholders for approval; (ii) adopt, amend or repeal any bylaw of the Company; (iii) elect Directors of the Company; (iv) declare any dividend or make any other distribution to the Company’s stockholders; or (v) take actions with respect to matters delegated to other committees of the Board. During the 2007 fiscal year, the Executive Committee met two times.

     Audit and Finance Committee.

Members, Authority and Meetings.  Pursuant to its charter, the Audit and Finance Committee (the “Audit Committee”) is solely responsible for selecting the Company’s independent registered public accountants, reviewing their independence, approving all engagements, and evaluating their performance. The Audit Committee reviews results of the audit for each fiscal year, all material accounting policies of the Company, the coordination between the independent registered public accountants and the Company’s internal auditing group, the scope and procedures of the Company’s internal audit work, the quality and composition of the Company’s internal audit staff, and maintains procedures for the confidential and anonymous receipt of employee concerns regarding questionable accounting or auditing matters. The Audit Committee is responsible for reviewing and making recommendations to the Board with respect to matters such as the following: the financial policies of the Company; debt ratings; short-term versus long-term debt positions; debt-to-capitalization ratios; fixed charge coverage; working capital and bank lines; dividend policy; the long-range financial plans of the Company; the Company’s capital expenditure program, including rate of return standards and evaluation methods; specific debt and/or equity placement activities; external financial relationships with investment bankers, commercial bankers, insurance companies, etc.; financial public relations and communication programs; profit sharing plan investments; financial aspects of proposed acquisitions and/or divestitures; and the Company’s insurance and risk management program.

At each regularly scheduled meeting, the Audit Committee provides the Company’s internal auditor, Chief Financial Officer, General Counsel and the Company’s independent registered public accountants with opportunities to privately meet with the Committee. The Audit Committee is also authorized to retain legal, accounting or other advisors as it determines appropriate at the Company’s expense. The members of the Audit and Finance Committee, during the 2007 fiscal year were Messrs. McGovern (Chairman), Fricke, Boggan, Moran (since March 2007), Murphy (until his retirement in May 2007), and Olivet. The Board determined that each of the members of the Audit Committee is an independent director as required by the rules of the NYSE. During the 2007 fiscal year, the Audit Committee met ten times.

     Compensation, Nominating and Governance Committee.

Members, Authority and Meetings.  The members of the Compensation, Nominating and Governance Committee (the “CN&G Committee”) during the 2007 fiscal year included Ms. Mangum (Chairman), Ms. Hofer, and Messrs. Wheeler and Weiss. Each of these Directors satisfied the NYSE’s independence requirements, was a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and was an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). During fiscal 2007, the CN&G Committee met seven times. The agenda for each CN&G Committee meeting is determined by discussions among the CN&G Committee Chairman, the Company Secretary, Management and the CN&G Committee’s advisors, as appropriate. A copy of the CN&G Committee’s charter was last reviewed at its February 2008 meeting, and can be found on the Company’s Investor Relations website at www.collectivebrands.com.

The CN&G Committee is primarily responsible for establishing the Company’s compensation philosophy and various compensation programs and for monitoring the Company’s executive development efforts so that there is a pool of personnel adequate for orderly Management succession. In performing these functions, the CN&G Committee reviews and approves compensation arrangements for the CEO, other executive officers named in the Summary Compensation Table, and other members of the Company’s “Executive Management” including the principal executives of each of the Company’s operating units and any other employees whose base compensation is $500,000 or more. The CN&G Committee also reviews the Company’s Compensation Discussion and Analysis and, if appropriate, recommends to the Board that it be included in the proxy statement and the Company’s annual report. In addition, the CN&G Committee serves as the “Committee” under the various Company incentive compensation and retirement plans (i.e., the stock based incentive plans, executive incentive plans, supplementary retirement plan and deferred compensation plan).

As part of its corporate governance duties, the CN&G Committee establishes stock ownership guidelines for Company executives, reviews “related party transactions” and ethical issues involving the Company or management, and oversees the implementation of the Company’s Code of Ethics. The CN&G Committee is also responsible for reviewing the Board of Directors’ performance, the mandatory retirement policy for Directors, and conflicts of interest involving a Director. In addition, the CN&G Committee identifies and recommends candidates to serve as Directors of the Board, the non-executive Chairman, members and chairpersons of Board committees and the Chief Executive Officer. The CN&G Committee considers nominees for Directors from any source, including individuals nominated by stockholders or outside consultants engaged by the CN&G Committee to recommend Director nominees. Director nominee suggestions must be submitted in writing to the Company’s Corporate Secretary at 3231 Southeast Sixth Avenue, Topeka, Kansas, 66607, and otherwise comply with the terms of the Company’s By-Laws. See also “Selection of Directors.”

The CN&G Committee may delegate some of its duties or responsibilities to one or more individual members, but only to the extent permitted by law, the New York Stock Exchange’s listing standards and the Company’s governing documents. The CN&G Committee also engages outside consultants to advise on various issues, including CEO compensation, executive officer compensation and certain benefit programs. Such consulting arrangements with F.W. Cook & Co. and HayGroup related to matters of CEO compensation are discussed in the Compensation Discussion and Analysis under “Compensation Philosophy, Roles of Consultants and Executives, Benchmarking, and New Initiatives.” The CN&G Committee engages other consultants from time to time to assist with specific projects, such as the engagement of Mercer to assist with a review of executive retirement benefits as discussed under “Retirement Benefits.” The consultants engaged by the CN&G Committee report directly to the CN&G Committee and the CEO generally does not participate in recommendations prepared by these consultants regarding CEO compensation. The role of other executive officers in setting compensation is discussed in the Compensation Discussion and Analysis section.

     Compensation Committee Interlocks and Insider Participation.

No member of the CN&G Committee (Ms. Mangum, Ms. Hofer, Messrs. Wheeler, and Weiss) has served as one of the Company’s officers or employees or has any relationship requiring disclosure under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended (see “Related Party Transactions”). None of the Company’s executive officers named in the Summary Compensation Table serves as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of the Company’s Board or the CN&G Committee.

     Compensation, Nominating and Governance Committee Report.

The following Report of the Compensation Nominating and Governance Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

The CN&G Committee has reviewed and discussed the Compensation Discussion and Analysis with Management, as required under Item 402(b) of Regulation S-K. Based on that review and discussion, the CN&G Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s annual report on Form 10-K for 2007.

Compensation, Nominating and Governance Committee:

Mylle H. Mangum — Chairman
Judith K. Hofer
Michael A. Weiss
Robert C. Wheeler

COMPENSATION DISCUSSION AND ANALYSIS

The design and delivery of executive compensation in Fiscal 2007 was closely intertwined with the Company’s business strategy and its profound transformation from a vertically-integrated retailer to a multifaceted enterprise engaged in retailing, wholesaling and licensing. In a unique year of change, the Compensation, Nominating and Governance Committee (“CN&G Committee”) balanced its firm commitment to a pay-for-performance philosophy with its strong need to retain the executive talent leading the transformation. In addition, the CN&G Committee recognized the importance of recognizing and rewarding certain critical accomplishments that laid the groundwork for sustainable growth and success in the future, even in a year of economic downturn where business results did not fully meet expectations when viewed strictly from a financial perspective.

The compensation-related reviews and actions undertaken in Fiscal 2007 are described in detail in this Compensation Discussion and Analysis. Please read the entire report and the tables that follow to obtain a more complete understanding of our executive compensation program. This discussion will provide an overview of several key areas of focus in Fiscal 2007, including:

•	A review of CEO compensation in light of the transformation of the Company through its significant capital restructuring and acquisitions

•	A special equity award for senior executives in the form of performance share units that will pay out only upon the achievement of specified stock price appreciation goals

•	Acceleration of the grant of Fiscal 2008 annual long-term stock incentive awards to September 4, 2007, to recognize the formation of Collective Brands, Inc., and to align the interests of award recipients with those of stockholders following the acquisition of The Stride Rite Corporation (“Stride Rite”)

•	A redesign of the Company’s supplementary retirement plan, converting it from a defined benefit plan to an account balance plan with a performance component (the CEO is no longer a participant in this plan)

•	The non-payment of annual incentives and the payment of, discretionary awards to selected individuals, including the CEO, to recognize and reward those whose contributions were essential to the Company’s transformation

Throughout the Compensation Discussion and Analysis, the term “executive officer” refers to the CEO and other executive officers named in the Summary Compensation Table and the term “EBIT” refers to earnings before interest and taxes, which is defined for purposes of this discussion as operating profit from continuing operations. “Fiscal 2006,” Fiscal 2007” and Fiscal 2008” refer to the fiscal years ended(ing) February 3, 2007; February 2, 2008; and January 31, 2009, respectively.

I.	Compensation Philosophy, Roles of Consultants and Executives, Benchmarking, and New Initiatives.

Compensation Philosophy.  The Company’s general compensation philosophy is that its compensation programs should attract, retain and motivate highly qualified executives; be competitive with the compensation programs of other comparable employers; align the executive’s compensation with the Company’s objectives as measured against established goals; and be related to the value created for stockholders.

The Company employs a balanced approach to compensation that considers market pay data, achievement of individual and organization performance objectives, the Company’s overall progress toward strategic goals, the Company’s retention goals, and the results of an annual talent and organization planning process that helps link overall compensation to the sustained performance and potential of each executive. As a result:

•	To foster a strong connection between executive compensation and business performance, a majority of the compensation of the CEO, Chief Financial Officer (the “CFO”) and other executives is variable and performance-based and a significant portion is paid in stock-based awards. As discussed below, approximately 80% of the CEO’s target compensation opportunity, and 60% to 70% of the target compensation opportunity for the other executive officers, is provided through annual and long-term performance-based incentive programs.

•	In aggregate, base salaries for executive officers are expected to fall around the 50th percentile of the competitive market (defined primarily by the Compensation Comparison Group identified later in this report and the HayGroup Retail Compensation Survey) but may vary from around the 25th percentile of the market to beyond the 75th percentile, depending on the executive’s experience, performance, potential, and retention risk. These variations also reflect the reality that the Company competes with many larger companies for top-level executive talent.

•	Annual and long-term incentive opportunities are designed to deliver variable compensation between the 50th and 75th percentile of the competitive market when performance targets are met, while superior performance can result in total direct compensation at or above the 75th percentile.

Role of Consultants in Compensation Decisions.  The CN&G Committee has retained HayGroup to provide benchmarking data, analysis and recommendations on various projects as part of a comprehensive review of executive compensation programs to evaluate whether the programs are aligned with the Company’s compensation philosophy and strategy. In addition, the Company uses HayGroup to assist with other compensation-related matters. The majority of the projects with which HayGroup assists management (such as tally sheets, annual executive officer compensation studies, a non-management director compensation study, and support for the 2006 share authorization) are related to the work of the CN&G Committee and are subject to the Committee’s review and direction. Less than 25% of the fees paid to HayGroup by Collective Brands since 2006 involve consulting work not related to executive compensation and not specifically undertaken at the direction of the CN&G Committee, such as custom job evaluations, the binomial valuations of the Company’s stock awards, a retail operations organization structure study, and purchase of HayGroup’s compensation surveys.

Role of Executives in Compensation Decisions.  Following the Company’s acquisitions in Fiscal 2007 and the ensuing changes in organization structure, the CN&G Committee revisited its charter with respect to the parameters for reviewing and approving senior executive compensation arrangements. The charter was updated to clarify that the CN&G Committee is responsible for evaluating and approving the compensation policies and arrangements applicable to the CEO and President, other members of the Company’s executive management team, the principal executive of each of the Company’s operating units, and any other employee whose base salary equals or exceeds $500,000. The CEO provides the CN&G Committee with performance feedback and compensation recommendations for those individuals (other than himself) during and at the end of each fiscal year. Initial employment offers, promotions, discretionary awards and ongoing compensation arrangements for individuals occupying any of those specified positions are recommended to the CN&G Committee by the CEO and Senior Vice President — Human Resources.

The CEO and Senior Vice President — Human Resources also provide their perspectives and recommendations to the CN&G Committee on a variety of human resource matters, such as annual and long-term incentive goals, plan design changes for Board-approved compensation plans, and officer succession. The Company’s General Counsel and outside counsel to the Company also advise the CN&G Committee on the legal aspects relating to compensation and employment matters.

Benchmarking in Fiscal 2007.  In August 2007, the CN&G Committee engaged F.W. Cook and Company as an independent consultant to review the evolution of the CEO’s compensation from hire (July 2005) through 2007. From this review, the CN&G Committee determined that the compensation framework was sound based on the Company’s previous capital structure but should be revisited in light of the Company’s transformation from a vertically-integrated retailer to a more complex entity that also operates wholesaling and licensing businesses.

As a follow-up to the August 2007 review, the CN&G Committee in January 2008 retained HayGroup’s Executive Compensation National Practice Leader as its compensation consultant to assist with analyzing the appropriate level of compensation for the CEO position. Specifically, HayGroup provides the CN&G Committee with market trend information, data, and directional recommendations to enable the Committee to make informed decisions and stay abreast of changing market practices. This helps the CN&G Committee to appropriately balance external forces with the Company’s objectives, values and compensation philosophy. HayGroup reported that:

•	The CEO’s base salary, annual incentive target (100% of base salary) and total compensation are appropriate

•	The CEO’s long-term incentive target (300% of base salary, consisting of 50% cash and 250% stock) falls below the CN&G Committee’s desired market positioning by approximately $1.5 million (a discussion of the Committee’s response is discussed under “Changes to Compensation Components/Programs”)

•	Vesting criteria for the CEO’s long-term stock incentive awards should be balanced between performance and time vesting to achieve the Company’s pay-for-performance and retention objectives set forth in the compensation philosophy

•	The CEO’s benefits, perquisites, and employment agreement terms are reasonable and appropriate

Because the integration work related to the Company’s acquisitions in Fiscal 2007 was in the early stages at the end of Fiscal 2007, the CN&G Committee decided that additional year-end compensation benchmarking for executive officers other than the CEO was not warranted at that time. Instead, the CN&G Committee relied upon the prior year’s data provided by HayGroup in March 2007, supplemented with the most recent proxy data for comparable positions within the Compensation Comparison Group described below, and its annual review of senior executive performance, potential and retention risk. Based on this review, the CN&G Committee concluded that no substantive changes in the total compensation offerings for executive officers other than the CEO were warranted with the exception of a market pay adjustment for the General Counsel, whose base salary lagged behind both the benchmarking data and the targeted pay positioning based on performance and potential.

The Compensation Comparison Group Used for Benchmarking.  To support its ongoing reviews of executive officer total compensation, the CN&G Committee benchmarks against a Compensation Comparison Group and the HayGroup Retail Compensation Survey. The Compensation Comparison Group is comprised of a group of retail companies, a portion of which also are engaged in wholesaling and/or licensing activity, and may be revised by the CN&G Committee from time to time as the market and retail environment change.

The Compensation Comparison Group is also used to calculate the amount payable under the long-term portion of the Company’s Incentive Compensation Plan (the “ICP”) by comparing the Company’s stock performance to the stock performance of companies in the Compensation Comparison Group. Upon granting an award, the Compensation Comparison Group remains fixed through the term of the award.

The CN&G Committee considers the following criteria when identifying companies for inclusion in the Compensation Comparison Group:

•	U.S.-domiciled, publicly-traded companies in the retail industry, primarily doing business in footwear, apparel and/or accessories that have customer targets similar to the Company;

•	Annual sales from 1/2 to 2 1/2 times the Company’s annual sales;

•	Recognized for a strong design focus, strong earnings growth, thought leadership, and/or strong brands across multiple lines or products; and /or

•	Appropriately-sized companies from which the Company may recruit key talent.

The 20 companies that currently constitute the Compensation Comparison Group are:

Abercrombie & Fitch Co.	American Eagle Outfitters, Inc.	AnnTaylor Stores Corporation
Brown Shoe Company, Inc.	Charming Shoppes, Inc.	Chico’s FAS, Inc.
The Children’s Place Retail Stores, Inc.	The Finish Line, Inc.	Foot Locker, Inc.
The Gap, Inc.	Jones Apparel Group, Inc.	Kohl’s Corporation
Limited Brands, Inc.	Liz Claiborne, Inc.	Polo Ralph Lauren Corporation
Retail Ventures, Inc.	Ross Stores, Inc.	The Timberland Company
V.F. Corporation	Williams-Sonoma, Inc.

Tally Sheets.  As part of its review of executive officer compensation, and to aid in its oversight of executive compensation program design, the CN&G Committee continued its review of “tally sheets” detailing each element of compensation for the Company’s executive officers, including:

•	Salary

•	Annual and long-term incentives

•	Costs incurred by the Company to provide various health and insurance benefits and perquisites to its executive officers

•	Each executive officer’s stock awards and accumulated realized and unrealized stock gains

•	The amounts each executive officer will receive if he leaves the Company under various circumstances (such as retirement or termination in connection with a change in control)

The tally sheets for Fiscal 2007 were prepared by HayGroup and presented to the CN&G Committee in February 2008. The CN&G Committee accepted HayGroup’s conclusion that, based on the tally sheets, executive officer compensation was generally consistent with the Company’s compensation philosophy and aligned with the interests of Company stockholders, with the exception of the changes discussed below.

Changes to Compensation Components/Programs.  After evaluating the Company’s Fiscal 2007 performance and progress toward strategic objectives, along with the CEO compensation review conducted by HayGroup and the tally sheets, the CN&G Committee made the following changes to compensation components/programs for Fiscal 2008:

•	Increased the CEO’s long-term stock incentive award value by $1.5 million, using a combination of stock appreciation rights settled in shares of Collective Brands stock (a performance vehicle) and time-vested restricted stock, as recommended by HayGroup to address the shortfall in the CEO’s target long-term incentive compensation as discussed previously in this report.

•	Beginning with the 2008-2010 performance period, modified the number of performance metrics used in the long-term cash component of the ICP from 3-year cumulative EBIT, 3-year average return on invested capital (“ROIC”) and 3-year Total Stockholder Return to one (3-year ROIC). The CN&G Committee believes the change will result in a greater focus on long-term value creation, reduce duplication with the annual incentive component of the ICP, which also uses EBIT, and strengthen the pay-for-performance connection through a simple incentive plan design.

II.	Elements of Executive Compensation.

Elements of Compensation during Active Employment.  For Fiscal 2007, the elements of compensation for the CEO, other executive officers, and Senior Management were:

A. Base salary;

B. Non-equity incentive plan compensation, such as annual and long-term cash incentives under the ICP;

C.	Long-term stock incentive compensation, in the form of awards under the Collective Brands, Inc. 2006 Stock Incentive Plan;

D. Cash bonuses, including (i) Annual Lump Sum Merit Bonus, and (ii) Discretionary Cash Bonus; and

E. Retirement and other benefits and perquisites.

The following table sets forth the target percentage represented by base salary, annual cash incentives, long-term cash incentives and long-term stock incentives as a component of the total compensation payable to each executive officer for Fiscal 2007. The differences in target pay mix between the positions reflect the Company’s philosophy that variable compensation should increase as an executive’s responsibility in the organization increases:

	Target Pay Mix (Fiscal 2007)
		Annual Cash	Long-Term Cash	Long-Term Stock
	Base Salary	Incentive	Incentive	Incentive

CEO	20%	20%	10%	50%
EVP	30%	20%	10%	40%
Other Executive Officers	40%	20%	10%	30%

A.	Base Salary

The Company provides the executive officers and other employees with a base salary to compensate them for services rendered during the year. Salary levels are reviewed by the CN&G Committee annually and upon a promotion or other change in job responsibility. The base salaries of executive officers are determined in accordance with the factors and information described under “Compensation Philosophy” above. After reviewing that information, including individual performance results during Fiscal 2006, the CN&G Committee increased the base salaries of the executive officers effective April 2007. Those increases included performance-based merit increases for Messrs. Pavelka, Porzig, and Lentz of 6.6%, 4.6% and 7.1%, respectively, and a combined merit increase and market adjustment of 11.0% for Mr. Massey. The base salary of the CEO increased 5.0% in April 2007, bringing it to $1,123,500. Mr. Pavelka received an additional adjustment at the time of his promotion to Executive Vice President in September 2007.

Effective April 2008, the CN&G Committee increased the base salaries of executive officers other than the CEO, ranging from 3% performance-based merit increases (for Messrs. Pavelka, Porzig and Lentz) to 9.3% (for Mr. Massey, including a 3.6% merit increase and the market pay adjustment discussed under “Benchmarking in Fiscal 2007”). The CEO’s base salary will not be adjusted on the regularly scheduled merit increase date in April 2008. Base salaries for all executive officers other than the CEO who have held their position more than one year increased an average of 7.1% from April 2006 to April 2007 and 5.2% from April 2007 to April 2008.

B.	Non-Equity Incentive Plan Compensation — Cash Incentive Opportunities

The Company maintains the ICP that provides executive officers and other senior management members an opportunity to earn cash awards (incentive payments) if the Company’s business results meet or exceed certain pre-established performance goals. Specifically, performance goals are established for annual and long-term (multi-year) performance periods. The CN&G Committee, in its sole discretion, designates eligible employees as participants for each annual and/or long-term performance period. As a general matter, the CN&G Committee reserves the right to adjust upward or downward any award determined under the ICP. No upward adjustment, however, may be made to an award for an employee who is deemed to be a “covered employee” under Internal Revenue Code Section 162(m) and the ICP. Each executive officer was eligible for an annual incentive award for Fiscal 2007 and a long-term incentive award for the 2005-2007 performance period.

Both the annual portion and long-term portion of the ICP permit a participant to earn a “threshold,” “target” or “above-target” incentive payment, depending on whether results meet or exceed specified performance goals. For example, if the target performance goals are satisfied at 100%, the target incentive payment normally will be paid. The threshold performance goals are the minimum performance results that must be attained by the Company for an incentive payment to be made. The target annual and long-term incentive awards are equal to a specific percentage of the executive’s base salary.

In addition, the amount of the long-term incentive is increased or decreased based on the Company’s stock performance over the multi-year performance period relative to the stock performance of the companies in the Compensation Comparison Group. For example, if the Company’s total stockholder return outperforms the median total stockholder return of the companies in the Compensation Comparison Group over the long-term performance period, the long-term incentive will be increased by a specified percentage. The percentages are established at the beginning of the performance period in accordance with Section 162(m) of the Code. For the 2005-2007, 2006-2008, and 2007-2009 performance periods, the following scale reflects the adjustment that will be made based on the Company’s total stockholder return (actual results are interpolated between these points):

Collective Brands’ Total Stockholder
Return Relative to Peers	Long-Term Cash Incentive Modifier

10th percentile	50% reduction in payout
25th percentile	25% reduction in payout
Median	Full payout
75th percentile	25% increase in payout
90th percentile	50% increase in payout

While there is a threshold and target for the annual portion of the ICP, there is no cap as a specified percentage of salary. However, the annual and long-term components each have a maximum individual incentive payment of $5,000,000.

(1)	Annual Cash Incentive Awards

2007 Annual Cash Incentive Award Performance Goals.  The annual component of the ICP for Fiscal 2007 was based on the combined EBIT performance of the Payless ShoeSource domestic and international reporting segments (“Payless”), for which incentive goals were established by the CN&G Committee for Fiscal 2007 based upon a variety of considerations as illustrated in the following table:

		Fiscal
		2007
Goal		EBIT	Payout as % of
Achievement	Goal Setting Approach	Goal	Target

Threshold	• Should generally fall between 65% and 85% of the target EBIT goal, with consideration given to anticipated internal challenges and opportunities as well as external factors	$150 million	50%
	• Should be similar in magnitude to the prior-year actual EBIT result, adjusted for extenuating or non-recurring circumstances
	• Over the long run, threshold or higher payout anticipated to be achieved at least 75% of the time

Target	• Should be aligned with the Company’s long-standing financial goal of consistent low single-digit same-store sales growth that is leveraged into operating earnings increases in mid-teen percentages over time	$183 million	100%
	• Over the long run, target payout anticipated to be achieved at least 50% of the time

2x Target or Higher	• Should generally be 115% of target EBIT or higher, mitigated by internal and external considerations, and well above the prior year EBIT
	• Over the long run, a payout significantly above target (i.e., twice the target) anticipated to be achieved about 10% of the time	2x = $206.2 million	200%+ (up to individual cap)

Fiscal 2007 Annual Cash Incentive Award Calculations.  The Fiscal 2007 EBIT results of $139.9 million for Payless, which exclude certain integration expenses, fell short of the 2007 EBIT threshold of $150 million. Therefore, neither the CEO nor any other executive officer received an annual award under the ICP, as reflected below (with target and actual percentages expressed as a percentage of base salary) and no amount is included in the Summary Compensation Table under Column (g), “Non-Equity Incentive Plan Compensation”.

	Annual Cash Incentive
	(Fiscal 2007)
	Target %	Actual %	Award $

Matthew E. Rubel	100%	0%	$0
All Other Executive Officers	55%	0%	$0

(2)	Long-Term Cash Incentive Awards.

The long-term component of the ICP utilizes long-term performance periods that operate concurrently (that is, a new performance period commences each year). Generally, each long-term performance period consists of three consecutive fiscal years.

2005-2007 Long-Term Cash Incentive Award Calculations.  The long-term incentive awards under the ICP for the 2005-2007 performance period were calculated based on the actual performance of Payless with respect to EBIT and return on net assets (“RONA”), as compared to the performance goals established at the beginning of the performance period. For the 2005-2007 long-term performance period, the Payless 3-year cumulative EBIT was $413.1 million, which fell between the threshold of $320.0 million and the target of $473.1 million. The Payless 3-year average RONA was 10.8%, also between the threshold of 10.3% and the target of 13.0% for the performance period. The resulting payout was 78.9% of target. This was modified upward by 50% because the Company’s 3-year total stockholder return exceeded that of every company in the Compensation Comparison Group that was in place for the 2005-2007 performance period: The Gap, Inc., Limited Brands, Inc., Ross Stores, Inc., The TJX Companies, Inc., Brown Shoe Company, Inc., Genesco Inc., Shoe Carnival, Inc., The Finish Line, Inc., Foot Locker, Inc., Target Corporation, Family Dollar Stores, Inc., and Wal-Mart Stores, Inc.. As a result, each executive officer was paid a long-term cash incentive award for the 2005-2007 period as follows (with target and actual percentages expressed as a percentage of base salary). These awards are reflected in the Summary Compensation Table under Column (g), “Non-Equity Incentive Plan Compensation.”

	Long-Term Cash Incentive
	(2005-2007)
	Target %		Actual %	Award $

Matthew E. Rubel	45	%(1)	44.9%	$448,635
Darrel J. Pavelka	25%		118.3%	$112,834
Ullrich E. Porzig	25%		118.3%	$110,883
Jay A. Lentz	25%		118.3%	$105,206
Michael J. Massey	25%		118.3%	$90,037

(1)	Mr. Rubel was appointed President and Chief Executive Officer of the Company, effective July 17, 2005. Under Mr. Rubel’s employment agreement, he was eligible to participate in the 2005-2007 long-term performance period under the ICP. Since that period had commenced when he was appointed President and CEO, the award payable for that period was prorated based on the number of days he was employed during the period.

2007-2009 Long-Term Cash Incentive Award Performance Goals.  In establishing the performance goals for the 2007-2009 performance period, the CN&G Committee set goals that reflected the business plan at the time the goals were established and require a specified level of return on invested capital (“ROIC”) and EBIT over the 3-year period.

Long-term cash incentive awards will be based on the payout matrix provided below. Earned payments are interpolated for actual 3-year average ROIC performance, and no payout will be made if that ROIC performance is less than 10.0% for the 2007-2009 performance period. The long-term awards are further subject to a positive or negative adjustment of up to 50% based upon the Company’s three-year total stockholder return relative to the total stockholder return of the 20 companies in the current Compensation Comparison Group (identified in an earlier section of this report). The target percentage of base salary for the CEO is 50% and for other executive officers is 25%.

	Three-Year Average ROIC
Cumulative EBIT ($million)	<10%	10%	11%	12%	13%	14%	15%	15.9%	>15.9%

< $450	0%	0%	0%	0%	0%	0%	0%	0%	0%
$450 - 500	0%	50%	60%	70%	80%	87%	95%	105%	145%
$500 - 550	0%	60%	70%	80%	87%	95%	105%	145%	170%
$550 - 600	0%	70%	80%	87%	95%	105%	145%	170%	195%
$600 - 650	0%	80%	87%	95%	105%	145%	170%	195%	210%
$650 - 700	0%	87%	95%	105%	145%	170%	195%	210%	250%
$700 - 750	0%	95%	105%	145%	170%	195%	210%	250%	275%
$750 - 800	0%	105%	145%	170%	195%	220%	250%	275%	300%
$800 - 850	0%	145%	170%	195%	220%	245%	275%	300%	300%
$850 - 900	0%	170%	195%	220%	245%	270%	300%	300%	300%
$900 - 950	0%	195%	220%	245%	270%	300%	300%	300%	300%
$950 - 1,000	0%	220%	245%	270%	300%	300%	300%	300%	300%
$1,000 +	0%	245%	270%	300%	300%	300%	300%	300%	300%

C.	Equity Incentive Plan Compensation.

The Company may provide long-term incentives through various equity awards including stock options, restricted stock, stock appreciation rights, phantom stock and/or performance units. These equity awards are designed to attract, retain and motivate management employees and tie their compensation directly to the performance of the Company’s Common Stock. The CN&G Committee determines the mix of awards granted to executives and the grants are typically made annually. Throughout this discussion, all grants of stock appreciation rights settled in stock (“SSARs”) have an exercise price equal to the Company’s fair market value on the grant date, a 7-year term and a 200% maximum appreciation cap, meaning that the maximum payout is .6667 shares of Common Stock per SSAR. Vested SSARs will automatically exercise if the share price reaches the cap. The SSARs are capped to balance the amount of potential rewards from the grants and related potential dilution and expense.

(1) Fiscal 2007 Stock Incentive Awards

The CN&G Committee authorized long-term stock incentive grants under the Collective Brands, Inc. 2006 Stock Incentive Plan, to selected management employees, including the executive officers who were actively employed on March 29, 2007. These grants included a combination of time-vested SSARs and performance-vested restricted stock. The time-vested grants will vest in equal installments on May 31 of 2008, 2009 and 2010.

In allocating long-term equity incentives for the Fiscal 2007 grant to the executive officers, the CN&G Committee determined that approximately two-thirds should be awarded as an appreciation vehicle (SSARs) and the remaining one-third should be awarded as a full-value vehicle (performance-vested restricted stock). This mix reflects the importance of executive officers’ roles in creating and executing strategies that drive stock price appreciation over the long-term. The restricted stock granted on March 29, 2007, would have vested only upon achievement of a positive same-store sales increase for Fiscal 2007. Some of the shares would have vested between the threshold performance goal (>0% same-store sales increase) and the maximum (at least 3% same-store sales increase). The CN&G Committee determined that these criteria were appropriate in light of the Company’s same-store sales results over the prior three-year period and anticipated performance for Fiscal 2007. Based upon the Company’s actual same-store sales results for Fiscal 2007, the entire performance-vested restricted stock grant was forfeited and no value will be received for that award.

(2) Special Equity Award

In addition to the annual stock incentive award on March 29, 2007, the CN&G Committee authorized a special equity award to a selected group of senior management members, including the executive officers who were actively employed on the grant date of June 4, 2007. The award was granted in the form of performance share units (“PSUs”) and restricted stock and was intended to address the following objectives set forth by the CN&G Committee at the time of the grant:

•	Recognize that the CEO’s initial performance from hire date through May 2007 exceeded the CN&G Committee’s initial expectations and adjust his accumulated equity compensation value to appropriately reflect his contributions;

•	Provide additional upside compensation potential for the CEO and selected senior management members for continued outstanding shareholder value creation; and

•	Encourage the retention of the CEO through a time-vested restricted stock award.

In addition, the CN&G Committee wanted to replace the CEO’s non-performance based supplementary retirement benefit with performance-based incentive compensation. Accordingly, at the time of this special equity award, the CN&G Committee and the CEO entered into an agreement in which the CEO agreed to forfeit his right to future benefits under the Collective Brands, Inc. Supplementary Retirement Account Balance Plan (the “SERP”) or any successor plan.

The special equity awards are reflected in the “Summary Compensation Table” and in the “Fiscal 2007 Grants of Plan-Based Awards Table” below.

PSUs.  Payment of shares under the PSUs is conditioned on the achievement of the following stock price appreciation hurdles. The stock price appreciation is based on the grant-date closing stock price of $35.00 and must be maintained for 20 consecutive trading days between grant date and vesting date. In addition, the payout is contingent on the executive’s continued employment through the payment date of May 31, 2010, except that a prorated payout may be made on that date if the executive terminates earlier due to retirement.

If stock price does not reach $43.75	Award will not vest
If stock price reaches at least $43.75 but less than $52.50	Each PSU will be settled in .5 share of stock
If stock price reaches at least $52.00 but less than $61.25	Each PSU will be settled in 1 share of stock
If stock price reaches at least $61.25 but less than $70.00	Each PSU will be settled in 1.25 shares of stock
If stock price reaches at least $70.00	Each PSU will be settled in 1.5 shares of stock

Restricted Stock.  The restricted stock component of the special equity award was granted only to the CEO and will vest on May 31, 2010 if he remains employed with the Company at that time.

(3)	Supplemental Awards

The CN&G Committee also granted special discretionary equity awards on March 27, 2008, to Mr. Pavelka (for his Fiscal 2007 leadership of global sourcing and integration initiatives) and Mr. Massey (for his Fiscal 2007 leadership in various Company initiatives with regard to capital restructuring, acquisitions, financing, and business development). These awards are reflected in the “Summary Compensation Table” and the “Fiscal 2007 Grants of Plan-Based Awards Table” below.

		Restricted Stock
		Vest in Equal
		Installments
	SSARs Vest	on March 27
	on March 27,	of 2009, 2010
	2011	and 2011

Darrel J. Pavelka	15,000	4,000
Michael J. Massey	12,500	4,000

(4) Fiscal 2008 Stock Incentive Awards

In recognition of the formation of the Collective Brands enterprise and to align the interests of management and other employees with those of stockholders as a result of the acquisition of Stride Rite, the CN&G Committee accelerated the anticipated Fiscal 2008 long-term equity grants for selected management employees to September 4, 2007, which was the first available quarterly grant date following the acquisition. The grants were made under the Collective Brands, Inc. 2006 Stock Incentive Plan. The value of the grants provided to executive officers (other than the CEO) was awarded two-thirds in SSARs and one-third in restricted stock. The SSARs will vest in equal installments on September 4 of 2008, 2009, and 2010. Some or all of the restricted stock awards may become eligible for ratable vesting over the same 3-year time period but are contingent on the achievement of specified same-store sales performance goals.

Due to plan limitations on the number of shares that may be granted to any one individual during a one-year period, the CN&G Committee could not provide a full Fiscal 2008 grant to the CEO on September 4, 2007. Instead, the CEO received 151,746 SSARs (taking him to the plan limit) that will vest in equal installments on September 4 of 2008, 2009 and 2010. On March 27, 2008, the CN&G Committee awarded the remainder of the CEO’s 2008 long-term stock incentive value through a combination of 244,999 SSARs and 115,371 shares of restricted stock that will vest in equal installments on March 27 of 2009, 2010 and 2011. The value of the combined grants made in September 2007 and March 2008 was awarded two-thirds in SSARs and one-third in time-vested restricted stock. The CN&G Committee determined that this mix appropriately balanced its pay-for-performance and retention objectives for the CEO. These awards are reflected in the “Summary Compensation Table” and the “Fiscal 2007 Grants of Plan-Based Awards” table.

Equity Incentive Grant Dates.  The CN&G Committee established grant dates for Fiscal 2008 equity awards at its September 2007 meeting, based upon timing of the Company’s earnings releases and other relevant factors, as follows:

Annual 2008 Stock Incentive Grant Date	The date of the March CN&G Committee meeting, which occurred on March 27, 2008
Prorated 2008 Stock Incentive Grant Dates (for new hires and promotions during the period)	The third business day following each quarterly earnings release

Cash Bonuses.  The CN&G Committee considered awarding two types of special cash bonuses for Fiscal 2007:

1. Annual, Lump Sum Merit Bonus.  The CN&G Committee annually may award a bonus of up to 5% of base salary to any executive officer who receives a rating of “clearly exceeds expectations” during the annual performance appraisal/review process with respect to both (i) individual results and (ii) the Company’s guiding principles. No executive officer was awarded this bonus for Fiscal 2007.

2. Discretionary Cash Bonus.  The CN&G Committee may provide cash bonuses to the CEO and other executive officers as recognition for their individual contributions to the Company’s business objectives and initiatives. For Fiscal 2007, the CN&G Committee chose to award a discretionary cash bonus to the CEO in light of his leadership role in the capital restructuring of the Company, the acquisitions of Stride Rite and Collective Licensing International, the progress made in integrating those businesses into the Collective Brands enterprise, the continued advancements of the Company’s international business interests and supply chain initiatives, and his overall individual performance. For these same reasons, discretionary cash bonuses were also authorized for the other executive officers. The discretionary cash bonuses are reflected in the Summary Compensation Table under column (d), “Bonus” and are not considered performance-based compensation under Section 162(m) of the Code.

Discretionary Cash Bonuses (Fiscal 2007)

Matthew E. Rubel	$450,000
Darrel J. Pavelka	$200,000
Ullrich E. Porzig	$125,000
Jay A. Lentz	$135,000
Michael J. Massey	$144,000

Retirement Benefits.  In November 2006, based on a review of the tally sheets for the executive officers and feedback from consultants regarding the changing role of defined benefit retirement plans in executive compensation programs, the CN&G Committee engaged Mercer to benchmark the Company’s total executive retirement offerings and to recommend retirement plan design changes, if needed (in addition to plan amendments that may be required to comply with Section 409A of the Code). In November 2007, Mercer presented the following findings and recommendations to the CN&G Committee:

•	The Profit Sharing Plan alone does not provide a competitive level of benefits when compared to the executive retirement benefit of the peer group (the Compensation Comparison Group)

•	Benefits under the defined benefit plan exceeded market practice for the peer companies with nonqualified supplementary retirement arrangements by approximately 25% to 35%

•	The defined benefit plan is difficult to understand and has little retentive effect until participants come close to meeting the retirement vesting criteria (age 55 and 5 years of service)

•	An account balance plan would provide a more attractive benefit for many target recruits

•	A performance feature would facilitate additional discretionary contributions to selected participants, but only when accompanied with underlying performance by the Company

Based upon Mercer’s recommendations, the CN&G Committee amended the Company’s Supplementary Retirement Plan, renaming it the Collective Brands, Inc. Supplementary Retirement Account Balance Plan (as previously defined, the “SERP”) and converting it to an account balance plan effective January 1, 2008. The purpose of the SERP is to provide a competitive overall compensation package, reward executives for their long-term contributions to the Company, retain such executives until retirement, and provide a median or higher level of retirement benefits when combined with other retirement benefits (the 401(k) Plan described below along with Social Security benefits).

The CEO and other executive officers are also permitted to participate in one of the Company’s 401(k) profit sharing plans (the “401(k) Plan”), which is a tax-qualified plan. Participants (including executives) may make voluntary contributions to the 401(k) Plan on a before-tax and/or after-tax basis. Contributions made by the Company to the 401(k) Plan are related to the Company’s performance for that year. In addition, all executive officers are eligible to participate in the Collective Brands, Inc. Deferred Compensation Plan as described below under “Nonqualified Deferred Compensation for Fiscal 2007.”

See “Pension Benefits for Fiscal 2007” for more details on the SERP and 401(k) Plan.

The following retirement benefits may be available to executive officers but are contingent upon the executive remaining employed with the Company until age 55 and completing at least five years of service:

•	Benefits under the SERP, if the executive is a participant in the plan

•	A prorated portion of any annual and long-term incentive awards earned for the active performance periods in the year the executive retires from the Company

•	A prorated portion of any payout earned under the PSU grant awarded on June 4, 2007

•	Unless a shorter period is specified in the applicable grant agreement, extended exercise period for outstanding stock options and SSARs that are vested as of the executive’s retirement date, allowing exercise until the earlier of: (i) the expiration date of the award or (ii) three years following the executive’s retirement

Under long-standing programs of the Company, the CEO is eligible for three additional retirement benefits: (i) post-retirement life insurance coverage equivalent to annual compensation, as defined by the Company’s employer paid life insurance plan, up to $1,000,000; (ii) an executive medical reimbursement plan providing up to $5,000 in benefits per year; and (iii) post-retirement medical coverage.

Other Benefits and Perquisites.  The executive officers also participate in benefit plans on the same terms as other employees. Among these are welfare plans (health plans, life insurance, short-term disability), paid time off and ancillary benefits. In addition, the Company provides the executive officers with perquisites and other personal benefits that the CN&G Committee believes are reasonable and consistent with the Company’s compensation philosophy. The primary benefits provided to these executives include:

•	Company-paid life insurance equal to two times annual compensation as defined by the Company’s employer paid life insurance plan, up to $1,000,000 of coverage;

•	Company-paid long-term disability coverage for the first $110,000 of annual compensation;

•	Automobile allowance of $7,000 per year for Senior Vice Presidents and $10,000 per year for Executive Vice Presidents; and

•	Cellular telephone/wireless hand-held device.

Additional benefits provided to the CEO while he is employed by the Company, as specified in his 2005 employment agreement, include:

•	A car service/driver up to four days per week for commuting;

•	A club/automobile allowance of $16,000 (in lieu of the automobile allowance provided to other members of senior management);

•	Reimbursement of annual income tax preparation expenses up to $2,900;

•	A supplemental long-term disability benefit that covers 50% of base salary and any fixed bonuses (other than annual and long-term incentives) in excess of $400,000; and

•	Limited use of company-provided aircraft for personal air travel in accordance with the Company’s standard practice instructions for such use.

All or a portion of the benefits listed above may constitute taxable income to the executive officers. The amount of compensation attributable to the benefits described above and included in the Summary Compensation table under Column (i), “All Other Compensation” is determined based upon the Company’s incremental cost (as required by the Securities and Exchange Commission).

III. Employment Agreements

Each executive officer has an employment, severance and/or change of control agreement with the Company that may require the Company to pay the officer upon his or her termination of employment or in connection with a change of control. These agreements help the Company attract and retain these executive officers and, in the event of a change of control, would mitigate the significant level of uncertainty regarding job security and potential incentive compensation value that would likely arise in such a situation.

The CEO’s employment agreement with the Company was initially scheduled to end on May 31, 2008, but will be automatically extended by one year because neither party delivered to the other notice of non-extension. The agreement was amended on June 4, 2007, to specify that the CEO is ineligible to participate in the SERP and any successor plan.

On July 16, 2007, the Company entered into revised employment agreements with each of the other executive officers. The revised agreements were the result of the Mercer benchmarking study described in the 2007 proxy statement and incorporated the following amendments:

•	The term of each employment agreement was previously a fixed period of two years, with automatic 1-year extensions unless the agreement was terminated by advance notice; under the revised agreements, beginning May 31, 2007, each agreement is automatically renewed by one day every day, until either party delivers to the other written notice of non-renewal.

•	The payment made in the event of termination without cause was changed from the balance of the contract period (which could range from two years to a minimum of one year) to two years, with a corresponding change in the non-competition and non-solicitation period.

•	On a prospective basis, stock option and other appreciation-value stock awards that would otherwise vest in the 12-month period following termination without cause will vest immediately upon such termination.

•	A provision was added for an executive outplacement program in the event of termination without cause.

Pursuant to these employment agreements, each executive is entitled to receive salary, has the ability to earn annual and long-term incentive awards under the ICP, and may receive equity grants and other benefits generally available to the Company’s senior management. The Company is currently reviewing all employment agreements in light of the recent IRS revenue ruling on the deductibility of certain severance payments under Section 162(m) of the Code.

The termination events requiring payments, and the amounts payable upon those events, are discussed and quantified under “Potential Payments upon Termination or Change of Control.”

IV.	Stock Ownership/Retention Guidelines.

The Company believes it is important for its executive officers and other selected senior executives to establish and maintain a meaningful equity ownership interest in the Company. To this end, ownership levels and stock transactions for these individuals are reviewed annually by the Board of Directors to evaluate progress toward the Company’s stock ownership guidelines:

Value of Company Shares Owned as
Position	a Multiple of Base Salary

CEO	5.0 Times
President*	3.5 Times
Executive Vice President	2.0 Times
Senior Vice President	1.5 Times
Division Senior Vice President	1.0 Times

*	Since Mr. Rubel is the President and CEO, the stock ownership guidelines for the CEO are applicable to Mr. Rubel.

Senior Management members are expected to attain the guideline stock ownership multiple within seven years of appointment to one of the above positions. The stock ownership requirements are satisfied with:

•	Direct ownership of shares of Company common stock;

•	Shares of Company stock owned in the Company’s employee stock purchase plan;

•	Shares of Company stock equivalents under the Company’s Profit Sharing Plan;

•	Company stock units credited under the Company’s Deferred Compensation Plan; and

•	Unvested restricted shares and restricted stock units payable only in shares of the Company’s Common Stock granted under the Company’s stock plans (reduced by 40% to represent the executive’s tax liability).

Unvested awards subject to performance conditions and outstanding stock options and SSARs are not counted toward the ownership requirements. “Base Salary” means the executive’s base salary at the time he or she is appointed to one of the positions listed above.

Until his or her respective ownership multiple is satisfied, the senior management member is expected to retain all shares of Company stock owned or otherwise acquired, except those shares used to pay required tax obligations upon the vesting of restricted stock or used to pay the exercise price or tax obligation upon exercise of stock options and SSARs. Once the senior management member attains the appropriate ownership multiple, he or she is considered to remain in compliance with the guidelines as long as the number of shares held is not reduced below the number at which the ownership threshold was met. Shares of Company stock owned in excess of those required to comply with the ownership guidelines may be traded only during designated window periods. If the ownership guidelines are not satisfied within the specified time period, the executive may not sell shares of Company stock without the written approval of the CEO. All executive officers other than Mr. Pavelka have met their ownership guidelines. Mr. Pavelka had met his ownership guideline prior to his promotion to Executive Vice President in 2007, at which time both his ownership multiple and his base salary were increased.

V.	Tax and Accounting Impact of Executive Compensation.

Deductibility of Compensation.  Under Section 162(m) of the Code, public corporations are generally not permitted a federal income tax deduction for compensation in excess of $1,000,000 paid in any fiscal year to the corporation’s chief executive officer and three other most highly compensated executive officers, other than the chief financial officer (determined as of the end of that fiscal year). “Qualifying performance-based compensation,” however, is exempt from Section 162(m), making it deductible for federal income tax purposes if certain requirements are met. It is generally the CN&G Committee’s intention to structure equity grants, stock appreciation rights, performance units and annual and long-term incentives to executive officers who may be subject to Section 162(m) as performance-based compensation that satisfies the requirements of Section 162(m). The CN&G Committee, however, may award non-deductible compensation under circumstances as it deems appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, and other uncertainties including but not limited to the Company’s stock price, no assurance can be given, notwithstanding the Company’s stated intentions, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) will do so.

For Fiscal 2007, we believe that only the CEO had compensation that may not qualify as performance-based compensation under Section 162(m) of the Code, consisting of the following items:

•	The $450,000 discretionary bonus awarded for Fiscal 2007

•	The $448,635 long-term cash incentive payment awarded for the Fiscal 2005-2007 performance period

•	$11,154 of base salary that exceeded the $1,000,000 limit

•	$13,918 of compensation provided in Fiscal 2007 as set forth in Column (i) “All other Compensation” of the Summary Compensation Table

In addition, the outstanding inducement grants of restricted stock (214,250 shares) and options (648,000 shares) to the CEO upon commencement of employment in 2005 were granted outside of the Company’s equity incentive plan and will not be deductible under Section 162(m) when and to the extent the restricted stock vests and/or the options are exercised. For Fiscal 2008, the CEO’s base salary in excess of $1,000,000 (or $123,500) will not be deductible by the Company for federal income tax purposes.

In developing the Company’s severance program, the CN&G Committee also took into account that some severance payments made after a change of control might not be fully deductible by the Company due to the limitations imposed under Section 280G of the Code.

Accounting for Stock-Based Compensation.  Grants under the Company’s equity incentive plans are accounted for as required under by SFAS 123(R). The CN&G Committee takes into account the financial statement impact of awards when deciding whether to make them and how to structure them.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid or earned by each executive officer for Fiscal 2007.

							Change in
							Pension
							Value and
							NonQualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)	($)(3)	($)(4)	($)(5)	($)(6)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Matthew E. Rubel	2007	1,111,154	450,000	2,710,458	1,977,610	448,635	0	245,156	6,943,013
CEO and President	2006	1,092,308	500,000	1,474,754	2,163,361	2,284,527	49,657	249.893	7,814,499
Ullrich E. Porzig	2007	395,962	125,000	116,013	167,705	110,883	1,020,689	12,811	1,949,063
SVP Financial Services & CFO	2006	395,192	50,000	31,097	167,462	649,248	398,266	13,016	1,704,281
Darrel J. Pavelka	2007	488,000	200,000	149,055	336,467	112,834	549,836	16,149	1,852,341
EVP Merchandise	2006	466,385	23,000	31,097	214,467	740,637	184,621	14,536	1,674,743
Distribution/Planning and
Supply Chain
Jay A. Lentz	2007	393,908	135,000	116,013	182,899	105,206	1,052,386	12,905	1,998,317
SVP Human Resources	2006	383,177	100,000	31,097	179,213	634,729	395,738	13,166	1,737,315
Michael J. Massey	2007	341,969	144,000	116,013	232,779	90,037	10,097	12,738	947,633
SVP General Counsel &	2006	324,442	10,000	31,097	190,964	522,968	45,970	11,864	1,137,305
Secretary

(1)	“Salary” reflects amounts paid to or deferred by the named executive officers during each fiscal year. Annual salary changes for each of the named executive officers normally occur on approximately May 1 of each year. For 2006, salary reflects a 53-week fiscal year with 27 pay periods, since the Company is on a 52/53 week fiscal year.

(2)	For 2007, “Bonus” reflects discretionary cash awards for Mr. Rubel ($450,000), Mr. Porzig ($125,000), Mr. Pavelka ($200,000), Mr. Lentz ($135,000), and Mr. Massey ($144,000). For 2006, “Bonus” includes the Annual, Lump Sum merit bonus paid to Mr. Pavelka ($23,000) and discretionary cash bonus for Mr. Rubel ($500,000), Mr. Porzig ($50,000), Mr. Lentz ($100,000) and Mr. Massey ($10,000). Bonus also includes amounts deferred (if any) by the respective officer under the Company’s Deferred Compensation Plan.

(3)	Amounts represent the Fiscal 2007 and 2006 compensation costs, respectively, calculated in accordance with FAS 123R, “Share-Based Payment.” Refer to Note 2 to the Notes to Consolidated Financial Statements contained in Item 8 or the Company’s annual report on

Form 10-K for Fiscal 2007 and Fiscal 2006, respectively, for a further discussion of stock award valuations. This amount includes the compensation cost associated with awards for services rendered in Fiscal 2007 and Fiscal 2006, respectively, regardless of grant award date; however, this amount excludes the performance-vested restricted stock award granted in Fiscal 2007 and later forfeited.

(4)	“Non-Equity Incentive Plan Compensation” reflects the annual and long-term cash incentives paid under the ICP, including any amounts deferred by the particular officer under the Company’s Deferred Compensation Plan. For all named executive officers, the 2007 long-term performance period is 2005-2007 and the 2006 long-term performance period is 2004-2006.

(5)	This amount reflects the actuarial present value of the change in benefit for Fiscal 2007 and 2006, respectively, under the SERP. “Earnings” on amounts deferred under the Company’s Deferred Compensation Plan by executives are not included in this column. Amounts deferred by executives earn returns based solely on the actual return of the measurement fund selected by the executive. See the Non-Qualified Deferred Compensation Table for Fiscal 2007, as well as the Pension Benefits Table for Fiscal 2007.

(6)	For Fiscal 2007 this column includes the following for each of the named executive officers: for Mr. Rubel, this column includes premiums paid for life insurance and long-term disability insurance ($5,398); premiums for the executive medical reimbursement plan ($9,350); club-car allowance ($16,000); company paid driver ($34,342); income for use of company-provided aircraft for personal air travel ($129,611); the Company’s contribution to his 401(k) account ($3,241); reimbursement of legal fees as provided in his employment agreement ($36,526); and relocation expenses ($10,689).

For Mr. Porzig, this column includes premiums paid for life insurance and long-term disability insurance ($2,930); club/car allowance ($5,849); income for use of company-provided aircraft for personal air travel ($349); reimbursement of professional fees ($442); and the Company’s contribution to his 401(k) account ($3,241).

For Mr. Pavelka, this column includes premiums paid for life insurance and long-term disability insurance ($2,699); club/car allowance ($6,617), income for use of company-provided aircraft for personal air travel ($3,037); reimbursement of professional fees ($555); and the Company’s contribution to his 401(k) account ($3,241).

For Mr. Lentz, this column includes premiums paid for life insurance and long-term disability insurance ($2,930); club/car allowance ($6,264); reimbursement of professional fees ($470); and the Company’s contribution to his 401(k) account ($3,241).

For Mr. Massey, this column includes premiums paid for life insurance and long-term disability insurance ($2,233); club/car allowance ($5,829); income for use of company-provided aircraft for personal air travel ($793); reimbursement of professional fees ($642); and the Company’s contribution to his 401(k) account ($3,241).

The amounts shown for perquisites represent the incremental cost of such perquisites to the Company. With respect to personal use of Company provided aircraft, the amounts represent the incremental cost to the Company of providing such aircraft. For 2006 and 2007, all Company provided aircraft consisted of chartered flights and therefore the incremental cost to the Company for personal use of company provided aircraft is computed based on the actual costs of the charter or the incremental cost of any personal travel when combined with a business trip. If a passenger is flying for personal use in an otherwise available seat on a flight that is for Company business, calculating the incremental cost is not practical, and the Company has therefore used the greater of the SIFL rate or first class airfare between the two closest commercial airports as an estimate.

FISCAL 2007 GRANTS OF PLAN-BASED AWARDS

The following table details all equity-based and non-equity based awards granted to executive officers during Fiscal 2007. To help readers understand the type of equity award, we refer to restricted stock awards as “RSA,” stock appreciation awards as “SAR,” and performance share units as “PSU” in the table below.

												All Other	All Other
												Stock Awards:	Option		Exercise
												Number of	Awards:		of Base
				Estimated Future Payouts Under				Estimated Future Payouts Under				Shares of	Number of		Price of
		Grant		Non-Equity Incentive Plan Awards				Equity Incentive Plan Awards				Stock or	Securities		Option	Grant Date
		Approval	Award	Threshold		Target	Maximum	Threshold	Target	Maximum		Units (1)	Underlying Options		Awards (2)	Fair Value
Name	Grant Date	Date	Type	($)		($)	($)	(#)	(#)	(#)		(#)	(#)		($/Sh)	($)
(a)	(b)	(b2)		(c)		(d)	(e)	(f)	(g)	(h)		(i)	(j)		(k)	(l)

Matthew E.	3/1/2007			561,750	(3)	1,123,500	5,000,000									—
Rubel	3/1/2007			140,438	(4)	561,560	1,500,000									—
	3/29/2007	3/29/2007	RSA					0	—	28,570	(5)					$946,096
	3/29/2007	3/29/2007	SAR										136,049	(6)	33.115	$1,904,305
	6/4/2007	3/29/2007	RSA									30,294 (7)				$1,060,290
	6/4/2007	5/24/2007	PSU					—	166,182	249,273	(8)					$5,089,324
	9/4/2007	8/31/2007	SAR										151,746	(9)	23.16	$3,514,437

Ullrich E.	3/1/2007			110,000	(3)	220,000	5,000,000									—
Porzig	3/1/2007			25,000	(4)	100,000	450,000									—
	3/29/2007	3/29/2007	RSA					0	—	2,175	(5)					$72,025
	3/29/2007	3/29/2007	SAR										10,400	(6)	33.115	$145,571
	6/4/2007	5/24/2007	PSU					0	11,771	17,656	(8)					$360,487
	9/4/2007	8/31/2007	RSA					0	—	2,680	(10)					$62,069
	9/4/2007	8/31/2007	SAR										12,800	(9)	23.16	$124,288

Darrel J.	3/1/2007			145,268	(3)	290,536	5,000,000									—
Pavelka	3/1/2007			30,363	(4)	121,450	546,525									—
	3/29/2007	3/29/2007	RSA					0	—	2,175	(5)					$72,025
	3/29/2007	3/29/2007	SAR										10,400	(6)	33.115	$145,571
	3/29/2007	3/29/2007	SAR										12,500	(11)	33.115	$182,840
	6/4/2007	5/24/2007	PSU					0	14,296	21,444	(8)					$437,815
	9/4/2007	3/29/2007	RSA					0	—	5,825	(5)					$134,907
	9/4/2007	8/31/2007	RSA					0	—	6,000	(10)					$138,960
	9/4/2007	3/29/2007	SAR										27,100	(6)	23.16	$259,618
	9/4/2007	8/31/2007	SAR										28,500	(9)	23.16	$276,735

Jay A.	3/1/2007			110,000	(3)	220,000	5,000,000									—
Lentz	3/1/2007			25,000	(4)	100,000	450,000									—
	3/29/2007	3/29/2007	RSA					0	—	2,175	(5)					$72,025
	3/29/2007	3/29/2007	SAR										10,400	(6)	33.115	$145,571
	6/4/2007	5/24/2007	PSU					0	11,771	17,656	(8)					$360,487
	9/4/2007	8/31/2007	RSA					0	—	2,680	(10)					$62,069
	9/4/2007	8/31/2007	SAR										12,800	(9)	23.16	$124,288

Michael J.	3/1/2007			96,250	(3)	192,500	5,000,000									—
Massey	3/1/2007			21,875	(4)	87,500	393,750									—
	3/29/2007	3/29/2007	RSA					0	—	2,175	(5)					$72,025
	3/29/2007	3/29/2007	SAR										10,400	(6)	33.115	$145,571
	3/29/2007	3/29/2007	SAR										10,000	(11)	33.115	$146,272
	6/4/2007	5/24/2007	PSU					0	11,771	17,656	(8)					$360,487
	9/4/2007	8/31/2007	RSA					0	—	2,680	(10)					$62,069
	9/4/2007	8/31/2007	SAR										12,800	(9)	23.16	$124,288

(1)	Stock awards are eligible for dividends; however, the Company has not historically paid dividends.

(2)	The definition of fair market value under the Collective Brands, Inc. 2006 Stock Incentive Plan amended by stockholders in May 2007 was changed from the average of the high and low stock price on the date of grant, to the closing stock price on the date of grant. The grant price is the closing stock price on the date of grant except for the 3/29/07 grant for which the grant price was the average of the high and low stock price on the date of grant. The closing stock price on 3/29/07 of $32.56 was below the grant price.

(3)	Annual portion of the incentive under the ICP as described in the CD&A under “Equity Incentive Plan Compensation.”

(4)	Long-term portion of the incentive under the ICP as described in the CD&A under “Equity Incentive Plan Compensation.”

(5)	This award of performance restricted shares is subject to the achievement of a Company sales objective. Because the stated sales goal was not met in Fiscal 2007, the entire award was forfeited and the Company did not record any expense as calculated under SFAS 123R for this grant.

(6)	SARs vest one-third per year for three years beginning May 31, 2008.

(7)	Restricted shares fully vest after three years on May 31, 2010.

(8)	This award of performance share units vests on May 31, 2010 subject to the achievement of a Company stock price as discussed in the CD&A under “Equity Incentive Plan Compensation.”

(9)	SARs vest one-third per year for three years beginning on the first anniversary of the grant date.

(10)	This award of performance restricted shares is subject to the achievement of a Company sales objective for 2008.

(11)	SARs fully vest after three years on May 31, 2010.

OUTSTANDING EQUITY AWARDS AT THE END OF FISCAL 2007

The following table sets forth all outstanding equity-based awards held by each of the executive officers as of February 2, 2008.

	Option Awards(1)					Stock Awards(2)
			Equity					Equity	Equity
			Incentive					Incentive	Incentive
			Plan				Market Value	Plan	Plan
			Awards:				of	Awards:	Awards:
	Number of	Number of	Number of			Number	Shares or	Number of	Market
	Securities	Securities	Securities			of Shares or	Units	Unearned	Value of Unearned
	Underlying	Underlying	Underlying			Units of	of	Shares, Units or	Shares, Units or
	Unexercised	Unexercised	Unexercised			Stock That	Stock That	Other Rights That	Other Rights That
	Options	Options	Unearned	Option	Option	Have Not	Have Not	Have Not	Have Not
Name	(#)	(#)	Options	Exercise	Expiration	Vested	Vested(3)	Vested	Vested
(a)	Exercisable	Unexercisable	(#)	Price ($)	Date	(#)	($)	(#)	($)
	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Matthew E. Rubel	288,000(4)	360,000	—	20.6500	7/18/2012	—	—	—	—
		136,049(5)	—	33.1150	3/29/2014	—	—	—	—
		151,746(6)	—	23.1600	9/4/2014	—	—	—	—
						214,250(7)	3,770,800	—	—
						28,570(8)	502,832	—	—
						30,294(9)	533,174	—	—
								166,182(10)	2,924,803
	58,500(11)	—	—	16.0208	3/10/2010	—	—	—	—

Ullrich E. Porzig	6,500(11)	—	—	14.4050	5/23/2013	—	—	—	—
	9,900(11)	—	—	16.1900	5/28/2014	—	—	—	—
	22,666	11,334(12)	—	16.8650	5/31/2012	—	—	—	—
	4,333	8,667(13)	—	22.4800	4/7/2013	—	—	—	—
	1,866	3,734(13)	—	22.4800	4/7/2013	—	—	—	—
	1,950	3,900(13)	—	22.4800	4/7/2013	—	—	—	—
	—	10,400(5)	—	33.1150	3/29/2014	—	—	—	—
	—	12,800(6)	—	23.1600	9/4/2014	—	—	—	—
				—	—	666(12)	11,722	—	—
						2,200(13)	38,720	—	—
						2,175(8)	38,280	—	—
						2,680(6)	47,168	—	—
								11,771(10)	207,170
	6,500(11)	—	—	14.4050	5/23/2013	—	—	—	—

Darrel J. Pavelka	9,900(11)	—	—	16.1900	5/28/2014	—	—	—	—
	22,666	11,334(12)	—	16.8650	5/31/2012	—	—	—	—
	4,333	8,667(13)	—	22.4800	4/7/2013	—	—	—	—
	1,866	3,734(13)	—	22.4800	4/7/2013	—	—	—	—
	1,950	3,900(13)	—	22.4800	4/7/2013	—	—	—	—
	—	20,000(14)	—	22.4800	4/7/2013	—	—	—	—
	—	12,500(9)	—	33.1150	3/29/2014	—	—	—	—
	—	10,400(5)	—	33.1150	3/29/2014	—	—	—	—
	—	28,500(6)	—	23.1600	9/4/2014	—	—	—	—
		27,100(5)	—	23.1600	9/4/2014	—	—	—	—
						666(12)	11,722	—	—
						2,200(13)	38,720	—	—
						2,175(8)	38,280	—	—
						6,000(6)	105,600	—	—
						5,825(5)	102,520	—	—
								14,296(10)	251,610
	8,400(11)	—	—	16.0208	3/10/2010	—	—	—	—

Jay A. Lentz	45,000(11)	—	—	22.9633	5/25/2011	—	—	—	—
	9,900(11)	—	—	16.1900	5/28/2014	—	—	—	—
	22,666	11,334(12)	—	16.8650	5/31/2012	—	—	—	—
	4,333	8,667(13)	—	22.4800	4/7/2013	—	—	—	—
	1,866	3,734(13)	—	22.4800	4/7/2013	—	—	—	—
	1,950	3,900(13)	—	22.4800	4/7/2013	—	—	—	—
	—	5,000(14)	—	22.4800	4/7/2013	—	—	—	—
	—	10,400(5)	—	33.1150	3/29/2014	—	—	—	—
	—	12,800(6)	—	23.1600	9/4/2014	—	—	—	—
					—	666(12)	11,722	—	—
						2,200(13)	38,720	—	—
						2,175(8)	38,280	—	—
						2,680(6)	47,168	—	—
								11,771(10)	207,170
	7,899(11)	—	—	16.0833	11/11/2008	—	—	—	—

Michael J. Massey	20,400(11)	—	—	16.0208	3/10/2010	—	—	—	—
	9,900(11)	—	—	16.1900	5/28/2014	—	—	—	—
	22,666	11,334(12)	—	16.8650	5/31/2012	—	—	—	—
	4,333	8,667(13)	—	22.4800	4/7/2013	—	—	—	—
	1,866	3,734(13)	—	22.4800	4/7/2013	—	—	—	—
	1,950	3,900(13)	—	22.4800	4/7/2013	—	—	—	—
	—	10,000(14)	—	22.4800	4/7/2013	—	—	—	—
	—	10,400(5)	—	33.1150	3/29/2014	—	—	—	—
	—	10,000(9)	—	33.1150	3/29/2014	—	—	—	—
	—	12,800(6)	—	23.1600	9/4/2014	—	—	—	—
		—				666(12)	11,722	—	—
						2,200(13)	38,720	—	—
						2,175(8)	38,280	—	—
						2,680(6)	47,168	—	—
								11,771(10)	207,170

(1)	The following vesting conditions apply to the to options held by all executive officers:

•	Upon death — Executive officer’s beneficiary or estate can exercise all outstanding options (whether exercisable or not on date of death) for 3 years or until the expiration date, if earlier.

The following vesting conditions apply to the options held by all executive officers except the CEO:

•	On the date of termination for a reason other than retirement, disability or death — outstanding options terminate.

•	Upon retirement — Executive officer can exercise vested options for up to 3 years after retirement or by the expiration date, if earlier.

•	Upon disability — Executive officer can exercise vested options for up to 1 year after the disability or by expiration date, if earlier.

The following additional vesting conditions apply to the options held by the CEO:

•	On date of termination for cause or without good reason — outstanding options terminate.

•	On date of termination without cause or for good reason — unvested options that would have otherwise vested in the 24-month period following termination will vest and become exercisable for 3 years or until the expiration date, if earlier.

(2)	In the event of death or disability, restrictions on stock awards will lapse as follows if the executive officer has been in continuous employment with the Company between the grant date and the event date:

•	Upon death — restrictions lapse on all shares on the date of death.

•	Upon disability — restrictions lapse on all shares on date of disability if the disability occurred at least 1 year after the grant date.

(3)	The closing stock price on the last trading day of the fiscal year (2/1/2008) was $17.60.

(4)	Remaining vesting schedule of award: 240,000 shares on 7/18/2008 and 120,000 shares on 7/18/2009.

(5)	Award vests in equal increments on 5/31/20008, 5/31/2009, and 5/31/2010.

(6)	Award vests in equal increments on 9/4/2008, 9/4/2009, and 9/4/2010.

(7)	Award fully vests on 7/18/2008.

(8)	Performance conditions for this award were not met as of 2/2/2008 and none of the award will vest.

(9)	Award fully vests on 5/31/2010.

(10)	Award fully vests on 5/31/2010 contingent upon performance criteria having been met as described in the CD&A.

(11)	Award fully vested.

(12)	Award vests 5/31/2008.

(13)	Award vests in equal increments on 5/31/2008 and 5/31/2009.

(14)	Award fully vests 5/31/2009.

FISCAL 2007 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Matthew E. Rubel(1)	72,000	$896,212	—	—
Ullrich E. Porzig(2)	18,125	$274,896	2,267	$82,473
Darrel J. Pavelka(3)	—	—	2,267	$82,473
Jay A. Lentz(3)	—	—	2,267	$82,473
Michael J. Massey(3)	—	—	2,267	$82,473

(1)	Reflects options exercised under the 7/18/2005 stock grant.

(2)	Reflects options exercised under the 5/14/1997 stock grant and restricted stock vestings from the 5/28/2004, 5/31/2005, and 4/7/2006 grants.

(3)	Reflects restricted stock vestings from the 5/28/2004, 5/31/2005, and 4/7/2006 grants.

PENSION BENEFITS FOR FISCAL 2007

The table below shows the present value of accumulated benefits payable to each executive officer, including the number of years of service credited to such executive officer, under the SERP determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Currently only Messrs. Porzig and Lentz are eligible for benefits under the SERP.

			Present Value of	Payments During
		Number of Years	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	Credited Service(1)	($)	($)
(a)	(b)	(c)	(d)	(e)

Matthew E. Rubel		n/a	n/a	n/a
Ullrich E. Porzig	Collective Brands, Inc. Supplementary Retirement Account Balance Plan	23	$2,529,062	0
Darrel J. Pavelka	Collective Brands, Inc. Supplementary Retirement Account Balance Plan	27	$1,293,655	0
Jay A. Lentz	Collective Brands, Inc. Supplementary Retirement Account Balance Plan	19	$2,428,870	0
Michael J. Massey	Collective Brands, Inc. Supplementary Retirement Account Balance Plan	17	$ 157,818	0

(1)	Years of service is calculated based on the number of years of service to the Company including any service with our former parent company, The May Department Stores Company, prior to our spin-off in 1996.

Supplementary Retirement Account Balance Plan.  The Company does not maintain a broad-based defined benefit retirement plan. The Company does, however, maintain the SERP that covers a select group of management and highly compensated employees, including executive officers other than the CEO. The SERP is a non-qualified, unfunded, “top-hat” plan and was converted from a defined benefit plan to an account balance plan effective January 1, 2008.

An employee in the select “top-hat” group may be a participant in the SERP on January 1 if his or her base salary on December 31 is at least 150% of the federal “highly compensated employee” threshold in effect on that date under Section 414(q)(1)(B) of the Code. The base salary requirement for participation in the plan on January 1, 2008, was $150,000. Once the executive qualifies for participation in the SERP, he or she remains a participant contingent upon employment in a position that is part of the select top-hat group. All participants in the defined benefit plan continue as participants in the amended account balance plan.

Executive officers who are SERP participants are eligible for various types of credits after the completion of each plan year. The first credits will be made in fiscal 2009, based on Fiscal 2008 eligible compensation (base salary plus annual incentive paid in the 2008 plan year).

•	Basic credit: 5% of the participant’s eligible compensation

•	Performance credit: 10% of the participant’s eligible compensation, contingent upon achievement of a pre-established performance goal.

•	The performance metric is established annually by the CN&G Committee

•	For 2008, the performance metric is EBIT. The performance credit will be awarded if the Company achieves its EBIT target, which is the same as the EBIT target under the annual cash incentive component of the ICP. No credit will be awarded if 2008 EBIT falls short of the target.

•	Transition credit: SERP members prior to the plan amendment on January 1, 2008, received a transition credit in consideration of benefits accrued under the prior defined benefit plan design. That credit was the highest of these three calculations:

•	The present value of the executive officer’s age 65 accrued benefit based on current service and pay

•	5% of pay for each year of service

•	For those participants whose projected age 65 benefit will be reduced under the new design, an amount that limits the projected age 65 benefit reduction to 25%

In addition to the credits described above, The CN&G Committee may authorize discretionary credits in the event of extraordinary circumstances.

SERP participants become 50% vested in the basic, performance and discretionary credits after five years of Company service. Vesting increases 10% per year thereafter, with full vesting after the completion of 10 years of Company service. For those SERP participants who received the transition credit, that credit will vest when the participant reaches age 55 and has completed 5 years of Company service. Unvested basic, performance and discretionary account balances and transition account balances will be credited with interest at a rate established annually. For Fiscal 2008, the rate is 5.65%. Upon vesting, the basic, performance and discretionary account balances will be credited with earnings or debited for losses based on the performance of investment funds designated under the plan. The initial fund designations will be made following the completion of the 2008 plan year.

Prior to the January 1, 2008, plan amendment, the SERP provided for a specified minimum benefit to participants who were vested (i.e., were age 55 and had completed 5 years of Company service) on the amendment date. This minimum benefit is the actuarial present value of the lifetime plan benefit the participant would have received if he or she had retired on the plan amendment date. Of the executive officers, only Messrs. Porzig and Lentz were vested in the SERP on January 1, 2008, and thus are covered by this minimum benefit provision. The minimum benefit is $2,945,321 for Mr. Porzig and $2,832,587 for Mr. Lentz. Following retirement, the minimum benefit will be paid in ten annual installments. If the account balance at the time of retirement exceeds the minimum benefit amount, the incremental amount will be paid in accordance with the executive’s distribution election.

In addition, in the event of a “Change of Control” of the Company, the SERP provides that the participant’s account balance will become 100% vested. See the discussion under the “Potential Payments Upon Termination or Change of Control.”

401(k) Profit Sharing Plan.  Subject to the Company’s discretion, the Company expects to contribute an aggregate of 2.5% of its “net profits” (as defined in the 401(k) Plan) to the 401(k) plans for U.S. and Puerto Rico Associates each year. The Company will contribute a minimum guaranteed Company Matching contribution equal to $.25 for each $1.00 a plan participant contributes to the 401(k) Plan, up to 5% of the participant’s compensation, subject to the applicable legal limits. Participants are permitted to direct that any Company contribution and/or participant contribution made to their account under the 401(k) Plan be invested in one of several investment funds, including a Collective Brands Common Stock fund.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2007

Pursuant to the Company’s Deferred Compensation Plan, eligible executives including all executive officers may defer up to 75% of base salary and up to 100% of annual and/or long-term cash incentives for the fiscal year. The table below shows the contributions, earnings, and withdrawals by each of the named executive officers for Fiscal 2007.

	Executive		Aggregate	Aggregate
	Contributions in		Earnings (Loss)	Withdrawals /	Aggregate Balance
	Last FY		in Last FY	Distributions	at Last FYE
Name	($)		($)	($)	($)
(a)	(b)		(c)	(d)	(e)

Matthew E. Rubel	0		0	0	0
Ullrich E. Porzig	0		(3,889)	0	943,681
Darrel J. Pavelka	272,493	(1)	(80,812)	0	691,614
Jay A. Lentz	0		6,603	85,474	282,145
Michael J. Massey	0		0	0	0

(1)	Includes $115,773 of Mr. Pavelka’s 2006 Annual Incentive Payment and $40,443 of Mr. Pavelka’s 2006 Long Term Incentive Plan Payment that were paid in Fiscal 2007, as included in the Summary Compensation Table.

The Deferred Compensation Plan offers a diverse group of investment funds that the executive may select to measure the performance of the amount deferred. The measurement funds currently are: Evergreen Institutional Money, Market Fund, American Funds Insurance Series Growth Fund — Class 2, DWS Eq 500 Index VIP — Class A, Delaware VIP Value Series, Neuberger Berman Advisers Management Trust Mid Cap Growth (Class I), Fidelity VIP Mid Cap Service Class, AllianceBernstein Small/Mid Cap Value Class A, Baron Capital Asset Fund: Insurance Shares, Delaware VIP Small Cap Value Series, Lincoln VIP International Fund, Delaware VIP Diversified Income Series, Delaware VIP High Yield Series, Lincoln VIP Global Asset Allocation Fund, and Collective Brands Common Stock Fund. Investment gains/losses are attributed to each executive’s account based on the actual performance of the investments selected. Participants may elect to receive distributions in the form of a lump-sum payment or up to 15 annual installments upon separation from service; all distributions are made in accordance with Section 409A of the Code.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Employment Agreements.  The material provisions of the employment agreements relating to termination are discussed in this section. The definition of “good reason” under the CEO’s employment agreement is consistent with the definition provided immediately below under “Change of Control Agreements,” except that the provision concerning relocation does not apply if the Company’s principal office is relocated to New York.

•	Each of the agreements stipulates a period of non-competition and non-solicitation for a period of 24 months following termination of employment

•	Each agreement provides that in the event of termination by reason of death, disability, for cause or voluntarily by executive, his base salary and benefits will cease

•	If an executive officer other than the CEO is involuntarily terminated without cause, then the executive will be entitled to the following, provided that he is not in violation of the non-competition, non-solicitation, confidentiality and work product provisions of the employment agreement:

•	A severance payment equal to two times his then-current base salary, payable in a lump sum on the first regular pay period following termination;

•	The prorated portion of any annual or long-term cash incentive compensation that may be earned and payable under the terms of the ICP;

•	Accelerated vesting of unvested stock options and SSARs that would otherwise have vested during the 12-month period following termination;

•	A special payment toward 18 months of COBRA; and

•	An executive outplacement program through a Company-designated service provider.

•	If the CEO is terminated without cause or terminates for good reason, then he will be entitled to the following, provided that he is not in violation of the non-competition, non-solicitation, confidentiality and work product provisions of his employment agreement:

•	A severance payment equal to two times salary and target annual bonus, paid ratably over a 24-month period following termination;

•	Accelerated vesting of unvested stock options and SSARs that would have otherwise vested during the 24-month period following termination and any unvested portion of the restricted stock granted as a hiring inducement;

•	Continued participation in the Company’s medical, dental and other health insurance during the 24-month period following termination; and

•	A $15,000 allowance for reasonable outplacement expenses.

Change of Control Agreements.  The Company has entered into Change of Control agreements with each of the executive officers. These Change of Control agreements generally provide for the terms of employment after a

Change of Control (generally superseding the terms of the employment agreement) and for benefits if he or she terminates employment for “good reason” or is involuntarily terminated other than for death or disability within three years after a Change of Control. Good reason includes a good faith determination by the executive that his position, title, duties or responsibilities have been diminished or are inconsistent with what they were prior to the Change of Control, a Company-initiated relocation to an office more than 35 miles from the executive’s principal office, a termination by the executive within twelve months after a “Potential Change of Control,” or a termination by the executive within 30-day window following the first anniversary of a Change of Control. For this purpose, a Change of Control includes any of the following events:

•	Any “person,” as defined in the Exchange Act, acquires 20% or more of the Company’s common stock or voting securities;

•	A majority of the Company’s Directors are replaced and not approved by the “Incumbent Board”;

•	Consummation of certain mergers (e.g., a merger after which the Company’s pre-merger voting shares represent less than 50% of the voting shares of the combined entity), or a sale of all or substantially all of the Company’s assets; or

•	Approval by stockholders of a liquidation of the Company.

Upon a covered termination of employment, the agreements provide that the executive will receive a lump sum payment equal to the aggregate of: (1) three times the sum of (a) base salary in effect at termination or, if greater, base salary in effect immediately prior to the Change of Control, plus (b) the greater of the highest bonus actually paid in the previous three years or the bonus paid in the most recently completed fiscal year following a Change of Control, and (2) a cash payment for cancellation of all stock options or stock appreciation rights.

Each Change of Control agreement also provides that the executive will receive outplacement benefits and three years of continued participation in the Company’s welfare benefit plans (or such longer period as is provided in such plan).

The Change of Control agreements also provide a tax gross-up for any excise taxes that may be incurred under Section 4999 of the Code if payment under the agreement would result in the executive receiving at least 110 percent of the “safe harbor” amount. In the event that payments do not meet the 110 percent threshold, the payments are reduced so that no excise tax is imposed.

In addition, in the event of a Change of Control under the terms of the respective Company plans:

•	Amounts deferred under the Company’s Deferred Compensation Plan will be distributed to all participants in a lump sum cash payment, subject to certain distribution limits under Section 409A of the Code;

•	All options and stock appreciation rights outstanding on the date of the Change of Control will become immediately and fully exercisable;

•	All account balances under the SERP will vest immediately; and

•	All restrictions on any restricted or phantom stock units will lapse, and such shares and units will become fully vested.

The following tables reflect the estimated compensation payable to the executive officers in the event of termination of employment due to retirement, voluntary termination (with and without good reason), death, disability, involuntary termination without cause, and following a Change of Control. The amounts assume that such termination was effective on February 2, 2008, and the Change of Control occurred on such date. The actual amounts to be paid can be determined only at the time of the executive’s actual termination of employment.

				Value of
				Vested
				Stock &
			Benefit	Accelerated
		Incremental	Continuation &	Vesting of		Tax
	Cash	Pension	Outplacement	Unvested		Gross
Named Executive Officer	Payment(1,2)	Benefit(3)	Services(4)	Stock		Up(5)	Totals
(a)	(b)	(c)	(d)	(e)		(f)	(g)

Matthew E. Rubel
• Voluntary termination or for cause	956,885						956,885
• Disability	956,885			3,770,800	(6)		4,727,685
• Death	956,885			4,806,806	(7)		5,763,691
• Good Reason or without cause	5,450,885		36,826	4,464,924	(8)		9,952,635
• Change of Control (COC)				4,806,806	(9)		4,806,806
• Termination for good reason or without cause after COC	11,727,385		328,231			4,335,640	16,391,256
• Disability/Death after COC	2,863,355						2,863,355

Ullrich E. Porzig
• Voluntary termination or for cause	207,966			143,816			351,782
• Disability	207,966			143,816			351,782
• Death	207,966			279,706	(7)		487,672
• Without cause	1,007,966		26,848	172,014	(10)		1,206,828
• Change of Control (COC)				288,036	(9)		288,036
• Termination for good reason or without cause after COC	3,351,066		122,537			1,145,247	4,618,850
• Disability/Death after COC	693,741						693,741

Darrel J. Pavelka
• Voluntary termination or for cause	229,284			51,386			280,670
• Disability	229,284			51,386			280,670
• Death	229,284			348,228	(7)		577,512
• Without cause	1,229,284		28,961	132,698	(10)		1,390,943
• Change of Control (COC)				356,558	(9)		356,558
• Termination for good reason or without cause after COC	4,044,748	1,842,577	151,062			1,473,286	7,511,673
• Disability/Death after COC	808,150						808,150

Jay A. Lentz
• Voluntary termination or for cause	200,806			43,891			244,697
• Disability	200,806			43,891			244,697
• Death	200,806			179,781	(7)		380,587
• Without cause	1,000,806		26,914	72,089	(10)		1,099,809
• Change of Control (COC)				188,111	(9)		188,111
• Termination for good reason or without cause after COC	3,298,694		122,673			1,189,984	4,611,351
• Disability/Death after COC	675,278						675,278

Michael J. Massey
• Voluntary termination or for cause	171,737			74,815			246,552
• Disability	171,737			74,815			246,552
• Death	171,737			210,705	(7)		382,442
• Without cause	871,737		28,961	103,013	(10)		1,003,711
• Change of Control (COC)				219,035	(9)		219,035
• Termination for good reason or without cause after COC	2,822,953	625,741	111,881			1,041,383	4,601,958
• Disability/Death after COC	572,041						572,041

(1)	In the event of a termination without cause or for good reason, in either case not in connection with a Change of Control (“COC”), Mr. Rubel will receive a cash severance payment equal to two times the sum of his base salary and target annual bonus for the fiscal year in which his employment is terminated and all other executive officers will receive a cash severance payment equal to the payment of salary for the remainder of the employment contract term at the current salary level. For termination without cause or for good reason following a COC, the cash severance payment for each executive officer is three times the sum of his salary and highest annual bonus paid to date.

(2)	Amounts shown include the annual and long-term incentives earned for the last completed fiscal year. For the other two long-term incentive periods in progress, a target payout is assumed, pro-rated for the number of months of service during each performance period.

(3)	The amount reflects the increase in incremental pension benefit following a COC resulting from the immediate vesting of the SERP account balance plan for members not yet fully vested. Mr. Porzig and Mr. Lentz are both eligible for retirement and are fully vested in their account balance.

(4)	The amount includes 36 months of benefit continuation in the Company’s welfare benefit plans and outplacement services.

(5)	Tax Gross-up calculations include the following assumptions: change-in-control stock price of $17.60, AFR of 3.74%, annual volatility of 46%, and represent Income, FICA, and excise tax amounts.

(6)	Amount reflects the value of the acceleration of restricted awards outstanding that were granted more than one year ago.

(7)	Amount reflects the value due to the acceleration of all stock options and/or SSARs, and acceleration of restricted awards.

(8)	Amount reflects the value of all outstanding equity awards that would have vested within 24 months following the date of termination.

(9)	Amount reflects the accelerated vesting of all outstanding equity awards upon a COC.

(10)	Amount reflects the value of all outstanding equity awards that would have vested within 12 months following the date of termination.

Beneficial Stock Ownership of Directors, Nominees, Executive Officers, and More Than Five Percent Owners

The following table sets forth certain information known to the Company regarding beneficial ownership of the Company’s Common Stock as of April 4, 2008, (including shares of the Company’s Common Stock held in the Company’s Profit Sharing Plan account for the executive officers named in the Summary Compensation Table) by (a) each person known by the Company to own beneficially more than 5% of the Company’s Common Stock, (b) each Director and nominee for election as a Director of Collective Brands, (c) each of the executive officers named in the Summary Compensation Table, and (d) all current Directors, nominees and executive officers as a group. The shares allocated to the accounts of participants named below in the Company’s Profit Sharing Plan constitute less than one percent of the Company’s Common Stock (see note (5) below).

On April 4, 2008, there were 63,923,475 shares of Common Stock outstanding.

	Shares Beneficially
	Owned as of
	April 4,	Percent
Name	2008	of Class

Holders of More than Five Percent of Common Stock
PRIMECAP Management Company(1)	6,816,314	10.7
FMR LLC(2)	5,152,927	8.1
Legg Mason Capital Management, Inc.(3)	4,161,025	6.5
Glenhill Advisors, LLC(4)	3,285,000	5.1
Directors, Nominees and Executive Officers(5)
Daniel Boggan Jr.(6)	1,472	*
Judith K. Hofer(6)	11,955	*
Howard R. Fricke(6)(7)	21,210	*
Mylle H. Mangum(6)	300	*
John F. McGovern(6)	9,547	*
Robert F. Moran(6)(8)	32,247	*
D. Scott Olivet	22,978	*
Michael A. Weiss(6)	3,427	*
Robert C. Wheeler(6)	2,418	*
Matthew E. Rubel(9)	653,915	1.0
Jay A. Lentz(9)	123,078	*
Michael J. Massey(9)	98,550	*
Ullrich E. Porzig(9)(10)	227,458	*
Darrel J. Pavelka(9)(11)(12)	97,789	*
All directors, nominees and Executive officers as a group (15 Persons)(6)(9)(11)	1,344,094	2.1

*	Less than one percent.

(1)	This information is based on Amendment 2 to Schedule 13G filed with the SEC on April 3, 2008. The address of PRIMECAP Management Company is 225 South Lake Avenue, #400, Pasadena, CA 91101.

(2)	This information is based on Schedule 13G filed with the SEC on February 14, 2008. According to the filing, Fidelity Management and Research Company (“Fidelity”) is the beneficial owner of 4,104,427 shares; Pyramis Global Advisors, LLC (“PGALLC”) is the beneficial owner of 71,300 shares; Pyramis Global Advisors Trust Company (“PGATC”) is the beneficial owner of 971,300 shares; and Fidelity International Limited (“FIL”) is the beneficial owner of 5,900 shares. FRM LLC and Edward C. Johnson III., Chairman of FMR LLC, have sole dispositive power but no voting power over shares owned by Fidelity; each has sole dipositive power over 971,300 shares and sole voting power over 895,200 shares owned by PGATC; and each has sole dispositive and voting power over 71,300 shares owned by PGALLC. FMR LLC has no voting or dispositive power over the shares owned by FIL, however partnerships controlled predominantly by members of the family of Edward C. Johnson, III., or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL stock. FMR LLC’s address is 82 Devonshire Street, Boston, MA 02109.

(3)	This information is based on Schedule 13G filed with the SEC on February 14, 2008. Legg Mason Capital Management, Inc. reported shared voting and dispositive authority with Legg Mason Special Investment Trust, Inc. with respect to these shares. Their address is 100 Light Street, Baltimore, MD 21202.

(4)	This information is based on Amendment 1 to Schedule 13G filed with the SEC on February 14, 2008. Glenhill Advisors, LLC has shared voting and dispositive power with Glenn J. Krevlin and Glenhill Capital Management, LLC. Their address is 598 Madison Ave. W., 12th Floor, New York, NY 10022.

(5)	The Collective Brands profit sharing plans provide for an investment fund which is invested in shares of Collective Brands Common Stock (the “Collective Brands Common Stock Fund”). As of April 4, 2008, the trusts under the Collective Brands profit sharing plans owned approximately 930,763 shares of Collective Brands Common Stock (approximately 1.5% of the shares of Collective Brands Common Stock outstanding) in the Collective Brands Common Stock Fund. Shares shown as beneficially owned by the persons referred to in the table include any shares allocated to their accounts under the Collective Brands profit sharing plans.

(6)	Does not include units credited to non-employee Director’s accounts under the Deferred Compensation Plan for Non-Management Directors. As of April 4, 2007, the following Directors had the indicated units credited to their account under the plan: Mr. Boggan — 23,727 units; Mr. Fricke — 37,749 units; Ms. Hofer — 6,894 units; Ms. Mangum — 22,921 units; Mr. McGovern — 18,030 units; Mr. Moran — 412 units; Mr. Weiss — 4,088 units; and Mr. Wheeler — 13,843 units. At the end of the deferral period, the units will be paid out in an equivalent number of shares of Collective Brands common stock.

(7)	Includes 12,000 shares owned by Mr. Fricke’s spouse.

(8)	Includes 28,000 owned by Mr. Moran’s spouse.

(9)	Shares shown as beneficially owned include shares subject to options which are presently exercisable or which will become exercisable on or before June 3, 2008 as follows: Matthew E. Rubel — 288,000 shares; Jay A. Lentz — 112,633 shares; Darrel J. Pavelka — 54,133 shares, Ullrich E. Porzig — 112,633 shares; Michael J. Massey — 75,932 shares, and all Directors, nominees and executive officers as a group — 631,731 shares.

(10)	Mr. Porzig’s ownership includes 65,953 shares held by family trusts and 384 owned by his children.

(11)	Does not include units credited to accounts under the Company’s Deferred Compensation Plan. As of April 4, 2008, Mr. Pavelka had 11,454 units credited to his account. At the end of the deferral period, the units will be paid out in an equivalent number of shares of Collective Brands Common Stock.

(12)	Mr. Pavelka’s ownership includes 14,531 shares held in a trust in his spouse’s name.

Audit and Finance Committee Report.

The following Report of the Audit and Finance Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

In February 2008, the Audit and Finance Committee (the “Audit Committee”) of the Board of Directors reviewed its charter. The complete text of the charter is available on the Company’s Investor Relations website at www.collectivebrands.com.

Management has the primary responsibility for the Company’s financial statements and the reporting process, including the systems of internal control. The Company’s independent registered public accountants have the responsibility for the examination of the Company’s financial statements. On behalf of the Board of Directors, the Audit Committee monitors the Company’s financial reporting processes and systems of internal control, the independence and performance of the independent registered public accountants, and the performance of the internal auditors.

The Audit Committee met ten times during fiscal 2007. The Audit Committee regularly meets with the Company’s internal auditors, Chief Financial Officer, General Counsel and the Company’s independent registered public accountant each without the presence of Management.

As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent registered public accountants all annual and quarterly financial statements prior to their issuance. During fiscal 2007, the Audit Committee reviewed significant accounting and disclosure issues with management and Deloitte & Touche LLP (“D&T”). These reviews included discussion with D&T of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with D&T matters relating to its independence, including a review of audit and non-audit fees and received a letter from D&T to the Audit Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

In addition, the Audit Committee reviewed initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structures. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program.

Taking all of these reviews and discussions into account, the Audit Committee members recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008, for filing with the Securities and Exchange Commission.

The Audit Committee believes its membership complies with the requirements of the New York Stock Exchange with respect to independence, financial literacy and financial management expertise, but its members are not professionally engaged in the practice of accounting and are not experts in the fields of accounting or auditing.

The Audit Committee also recommended the reappointment, subject to stockholder approval, of Deloitte & Touche LLP as the Company’s independent registered public accountants for fiscal 2008.

Audit and Finance Committee:

John F. McGovern — Chairman
Daniel Boggan Jr.
Howard R. Fricke
D. Scott Olivet
Robert F. Moran (since March 2007)
Michael E. Murphy (until May 2007)

Principal Accounting Fees and Services.

The following table presents fees for professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “DT”) for the audit of the Company’s annual financial statements for fiscal 2007 and fiscal 2006, and fees billed for audit-related services, tax services and all other services rendered by DT for fiscal 2007 and fiscal 2006.

	Fiscal 2007	Fiscal 2006
	(in thousands)

Audit fees	$3,252	$1,573
Audit-related fees(a)	1,030	285
Tax fees(b)	134	—
All other fees	—	—
Total audit-related fees & non-audit fees	$4,416	$1,858

(a)	Audit-Related Fees consist of attest and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements In 2007, this category includes fees related to audits for international subsidiaries and joint ventures for fiscal year 2007 ($234), audits of employee benefit plans for the 2007 plan year ($72) and accounting consultation for fiscal year ($724). In 2006, this category includes fees related to audits for international subsidiaries and joint ventures for fiscal year 2006 ($223) and audits of employee benefit plans for the 2006 plan year ($62).

(b)	Tax Fees for 2007 consist of the aggregate fees billed for professional services for tax advice and tax planning (domestic and international).

Audit fees for 2007 increased $1,679 which primarily includes recurring expenses of approximately $855 for additional audit procedures required in the third and fourth quarters related to the acquisition of Stride Rite and non-recurring expenses of $330 related to work associated with the Stride Rite opening balance sheet, $100 related to financing the Stride Rite acquisition and $135 for accounting consultation associated with certain international restructurings. Audit related fees increased $745 primarily due to non-recurring expenses of $704 related to due diligence work with respect to acquisitions. Tax fees increased by $134 for non-recurring tax work associated with the feasibility of certain international restructurings.

Audit Committee Pre-Approval Policy.  The Audit Committee’s policy on the use of the Company’s independent registered public accountant requires pre-approval of all services. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. All audit related services, tax services and other services were pre-approved by the Audit Committee consistent with its policy. Prior to approving services, the Audit Committee or its designee concluded that the provision of such services by DT was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

** ** ** ** **

PROPOSAL II: RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
FOR FISCAL YEAR 2008

Proposal II on the accompanying proxy card.

The Audit and Finance Committee appointed DT to serve as the Company’s independent registered public accountants for the fiscal year ending January 31, 2009, subject to ratification by the stockholders at the Annual Meeting. DT served as the Company’s independent registered public accountants for fiscal 2007.

A member of the firm of DT will be present at the meeting to make such statements as that firm may desire and to answer appropriate stockholder questions.

THE BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF COLLECTIVE BRANDS COMMON STOCK VOTE IN FAVOR OF PROPOSAL II, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

** ** ** ** **

RELATED PARTY TRANSACTIONS

General.  The Company has operated under a under a written Code of Ethics for many years. As part of that Code of Ethics, Directors and employees are expected to make business decisions and take actions based upon the best interests of the Company and not based upon personal relationships or benefits.

In March 2007, the Board of Directors formally adopted a written policy with respect to transactions involving “related parties” to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (1) the Company is a participant, (2) a related party has a direct or indirect material interest, and (3) the amount involved exceeds $120,000, but generally does not include a transaction that is not required to be disclosed under Item 404(a) of regulation S-K. A “related party” includes Company Directors and executive officers and their immediate family members, and stockholders owning 5% or more of the Company’s outstanding stock.

Policy.  The CN&G Committee, with the assistance of the Company’s Legal Department, is responsible for reviewing, approving or ratifying all related party transactions. The CN&G Committee intends to approve only those related party transactions that are in, or not inconsistent with, the Company’s and its stockholders’ best interests. In considering any related party transaction, the Committee will consider all relevant facts and circumstances.

Procedures:

•	The related party and/or the Company employee responsible for the transaction must notify the Company’s Legal Department of the transaction and all of the related facts and circumstances.

•	If the Legal Department determines that the transaction is a related party transaction, it will submit the proposed transaction to the CN&G Committee or the Chairman of the CN&G Committee for review.

•	Any Director involved in the transaction will be recused from all discussions and decisions regarding the transaction.

•	The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable.

•	The CN&G Committee or the Chairman of the CN&G Committee will review the proposed related party transaction and determine whether to approve, terminate or ratify the transaction.

The CN&G Committee (or the Chairman) will consider all of the relevant available facts and circumstances, including but not limited to: (a) the benefits to the Company; (b) the impact on a Director’s independence — if the related party is a Director, a Director’s immediate family member or an entity in which a Director is a partner, shareholder or executive officer; (c) the availability of other sources for comparable products or services; (d) the terms of the transaction; and (e) the terms available to unrelated third parties or to employees generally. No member of the CN&G Committee may participate in any review, consideration or approval of a related party transaction if such member or his or her immediate family member is the related party.

The Company began a relationship with Celadon Group, Inc. (“Celadon”) in 2002. Mr. Rubel’s father-in-law, Stephen Russell, is Chairman of the Board and Chief Executive Officer of Celadon. Pursuant to a competitive bid process, during 2006 Celadon won the right to be the primary carrier on two of the Company’s transportation lanes. These lanes account for less than three percent of the Company’s outbound linehaul budget. The Company periodically competitively bids its linehaul routes and as a result, Celadon could gain or lose routes based upon its bids.

In June 2006, the Company entered into a Marketing and License Agreement with Ballet Theatre Foundation, Inc., a nonprofit organization, to use the American Ballet Theatre and ABT marks in connection with development, manufacture, marketing, promotion, distribution, and sale of certain dance footwear. Mr. Rubel became a Trustee of Ballet Theatre Foundation, Inc. in January 2007.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance:

Section 16(a) of the Exchange Act requires the Company’s Directors, executive officers and greater than ten percent beneficial owners (“Reporting Persons”) to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Collective Brands Common Stock. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure by the Reporting Persons to file by these dates. To the Company’s knowledge, all Section 16(a) filing requirements applicable to Reporting Persons were timely met during the fiscal year ended February 2, 2008.

Other Business:

Under the laws of the State of Delaware, where Collective Brands is incorporated, no business other than procedural matters may be raised at the Annual Meeting unless proper notice to the stockholders has been given. We do not expect any business to come up for stockholder vote at the Annual Meeting other than the items described in this proxy statement. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best.

Persons with Disabilities:

We can provide reasonable assistance to help you participate in the Annual Meeting if you tell us about your disability and your plans to attend. Please call or write the Secretary at least two weeks before the Annual Meeting at the number or address under “Questions.”

Code of Ethics

Collective Brands maintains a Code of Ethics that is applicable to all of its employees, officers and Directors, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer. The Code of Ethics contains written standards that are designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; full, fair, accurate, timely and understandable public disclosures and communications, including financial reporting; compliance with applicable laws, rules and regulations; prompt internal reporting of violations of the code; and accountability for adherence to the code. A copy of Collective Brands’ Code of Ethics is posted on Collective Brands’ website at www.collectivebrands.com. Collective Brands will post any disclosable waivers or amendments to the Code of Ethics on its Investor Relations website at www.collectivebrands.com. Copies of the Code of Ethics may be obtained by contacting the Company’s Investor Relations Department at (800) 626-3204, or writing to them at Collective Brands, Inc., Attn: Investor Relations, 3231 Southeast Sixth Avenue, Topeka, Kansas 66607.

Outstanding Shares:

On April 4, 2008, the record date, 63,923,475 shares of common stock were outstanding. Each share of common stock has one vote.

How We Solicit Proxies:

Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person. The Company pays the costs of soliciting this proxy. We are paying D.F. King & Co., Inc. a fee of $12,000 plus expenses to help with the solicitation. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

2009 ANNUAL MEETING

The 2009 Annual Meeting will be held Thursday, May 21, 2009, at a time and location to be announced later. The Board of Directors may change this date in its discretion.

ABOUT SHAREHOLDER PROPOSALS AND NOMINATIONS FOR OUR 2009 ANNUAL MEETING

If you intend for your proposal to be included in next year’s proxy statement pursuant to the Securities and Exchange Commission Rule 14a-8, you must send it to the Corporate Secretary by the close of business on December 20, 2008. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement if it does not satisfy the standards set forth in the rules of the SEC.

Under our By-Laws, if a stockholder desires to bring a matter before the annual meeting of stockholders or if a stockholder wants to nominate a person for election to our Board, the stockholder must follow the procedures outlined in our By-Laws. A copy of our By-Laws is available without charge to stockholders of record upon written request to our Corporate Secretary. Our By-Law procedures are separate from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement.

Our By-Laws require timely notice in writing of any business a stockholder proposes to bring before the Annual Meeting of Stockholders and/or the nomination any stockholder proposes to make at the Annual Meeting of Stockholders. Notice of business proposed to be brought before the 2009 Annual Meeting of Stockholders and/or director nominations proposed to be made at the 2009 Annual Meeting of Stockholders must be received by our Corporate Secretary no earlier than February 20, 2009 and no later than March 7, 2009, assuming there is no change to the date of our Annual Meeting of Stockholders.

If a stockholder would like to bring any business before the Annual Meeting of Stockholders the matter must be a proper matter for stockholder action and must provide:

•	the text of the proposal to be presented and a brief written statement of the reasons why you favor the proposal;

•	your name and record address;

•	the class and number of shares of capital stock of the Company which are beneficially owned by you; and

•	any material interest you have in such business.

If a stockholder would like to nominate a candidate for director at the 2009 Annual Meeting of Stockholders, your notice must include certain information, specified in the Company’s By-laws, about you and your nominee(s).

As to each person whom the stockholder proposes to nominate for election or re-election as a director you must provide,

•	the name, age, business address and residence of the person;

•	the principal occupation or employment of the person;

•	the class and number of shares of capital stock of the Company which are beneficially owned by the person; and

•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act and, if such information is different, the information regarding such person required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any regulation subsequently adopted by the Securities and Exchange Commission applicable to the Company).

In addition, you must provide

•	your name and record address and

•	the class and number of shares of capital stock of the Company which are beneficially owned by you.

Such notice shall be accompanied by the executed consent of each nominee to serve as a director if so elected.

If you would like to make suggestions for Board nominees to the Compensation, Nominating and Governance Committee of the Board of Directors, those suggestions should be submitted to the attention of the Corporate Secretary.

Questions:

If you have questions or need more information about the Annual Meeting of Stockholders, write to:

Secretary
Collective Brands, Inc.
3231 Southeast Sixth Avenue
Topeka, KS 66607

or call us at (785) 233-5171.

For information about your record holdings you may call Collective Brands Stockholder Services at 1-800-884-4225. We also invite you to visit the Company’s Investor Relations website at http://www.collectivebrands.com. Internet site materials are for your general information and are not part of this proxy solicitation.

Collective Brands Annual Report on Form 10-K:

To obtain without charge a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008 (2007 Form 10-K), address your request to Collective Brands Investor, Inc. ATTN: Investor Relations, 3231 SE 6th Avenue. Topeka, Kansas 66607, or call 1-800-626-3204. The 2007 Form 10-K may also be accessed on the Internet at http://collectivebrands.com by selecting Investor Relations, and at the SEC’s website at http://www.sec.gov.

By Order of the Board of Directors,
Michael J. Massey
Secretary

April 16, 2008

Admission Ticket

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Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Daylight Saving Time, on May 22, 2008.

Vote by Internet
•		Log on to the Internet and go to www.investorvote.com
•		Follow the steps outlined on the secured website.

Vote by telephone
	•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•		Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors: Each nominee to serve for a three-year term expiring in 2011.

01-Judith K. Hofer	02-Robert F. Moran	03-Matthew E. Rubel

☐	Mark here to vote FOR all nominees
☐	Mark here to WITHHOLD vote from all nominees
		01	02	03
☐	For All EXCEPT-To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐

		For	Against	Abstain
2.	Ratify the appointment of Deloitte & Touche LLP as independent registered public accountants for fiscal year 2008.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

To the Stockholders of Collective Brands, Inc.:
You are cordially invited to attend the Annual Meeting of Collective Brands Stockholders which will be held at Collective Brands, Inc., Pozez Auditorium, 3231 SE Sixth Avenue, Topeka, Kansas, on Thursday, May 22, 2008, at 10:00 a.m. Central Daylight Saving Time.
Provided with this proxy card is a return envelope, the Company’s 2007 Annual Report to Stockholders and the Proxy Statement for the 2008 Annual Meeting. It is important that you vote by returning the proxy card, by using the Internet or by telephone. Management’s recommendation on each issue and the reasons for the recommendations are described in the Proxy Statement.

2008 Admission Ticket
ANNUAL MEETING OF STOCKHOLDERS
POZEZ AUDITORIUM
3231 SE SIXTH AVENUE
TOPEKA, KANSAS
THURSDAY, MAY 22, 2008
10:00 A.M., CENTRAL DAYLIGHT SAVING TIME

PLEASE ADMIT	NON-TRANSFERABLE
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Collective Brands, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING TO BE HELD ON MAY 22, 2008
By signing this card, each of Jay A. Lentz, Ullrich E., Porzig and Aaron G. Hove, with full power of substitution, are appointed as proxies for the undersigned to vote all common shares held by the undersigned in Collective Brands, Inc. at the May 22, 2008, Annual Meeting of Stockholders and at any adjournment of the Meeting, on all subjects that may properly come before the Annual Meeting, subject to the directions on the other side of this card.
IF NO DIRECTIONS ARE GIVEN, AND THIS CARD IS RETURNED SIGNED, THE UNDERSIGNED UNDERSTANDS THAT THE PROXIES WILL VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AND IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE OR BY VOTE BY USING THE INTERNET OR BY TELEPHONE.
If you vote by telephone or the Internet, do not mail your proxy card.